As Filed with the United States Securities and Exchange
                 Commission on April 24, 1997
                  Registration No. 33-57505
________________________________________________________________________

      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                   _______________________

               POST-EFFECTIVE AMENDMENT NO. 2
                         TO FORM S-2
                   REGISTRATION STATEMENT
                            Under
                 THE SECURITIES ACT OF 1933

                       ROUNDY'S, INC.
   (Exact name of Registrant as specified in its charter)

           WISCONSIN                    39-0854535
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification No.)

                     23000 Roundy Drive
                 Pewaukee, Wisconsin  53072
                   Telephone: (414) 547-7999
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Mr. Robert D. Ranus
         Vice President and Chief Financial Officer
                       Roundy's, Inc.
                     23000 Roundy Drive
                     Pewaukee, WI 53072
   (Name, address, including zip code and telephone number, including area code, of agent for service)

                       With Copies to:

                 Andrew J. Guzikowski, Esq.
                Whyte Hirschboeck Dudek S.C.
            111 East Wisconsin Avenue, Suite 2100
                 Milwaukee, Wisconsin 53202
                  Telephone: (414) 273-2100

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form
are to be offered on a delayed or continuous basis pursuant
to Rule 415 under the Securities Act of 1933, check the
following box. X
              ---
     If the registrant elects to deliver its latest annual
report to security holders or a complete and legible
facsimile thereof, pursuant to Item 11(a)(1) of this Form,
check the following box. __
_____________________________________________________________________


                    CROSS REFERENCE SHEET
          Pursuant to Item 501(b) of Regulation S-K
                           between
         Prospectus and Items in Part I of Form S-2


Item Number and Caption                           Prospectus Caption

1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus..................   (Cover Page)

2.   Inside Front and Outside Back
     Cover Pages of Prospectus.................   Available
                                                  Information;
                                                  Incorporation of
                                                  Certain Documents
                                                  by Reference;
                                                  Table of Contents

3.   Summary Information, Risk Factors
     and Ratio of Earnings to Fixed Charges....   Prospectus
                                                  Summary;
                                                  Risk Factors

4.   Use of Proceeds...........................   Use of Proceeds

5.   Determination of Offering Price...........   Terms of Offering

6.   Dilution..................................   Not Applicable

7.   Selling Security Holders..................   Not Applicable

8.   Plan of Distribution......................   Plan of
                                                  Distribution

9.   Description of Securities
     to be Registered..........................   Description of
                                                  Stock

10.  Interests of Named Experts and Counsel....   Voting Trust

11.  Information With Respect to
     the Registrant............................   The Company;
                                                  Financial
                                                  Statements;
                                                  Selected Financial
                                                  Information;
                                                  Management's
                                                  Discussion and
                                                  Analysis of
                                                  Results of
                                                  Operations and
                                                  Financial
                                                  Condition;
                                                  Management

12.  Incorporation of Certain
     Information by Reference..................   Incorporation of
                                                  Certain Documents
                                                  By Reference

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act Liabilities............   Indemnification


PROSPECTUS

                       ROUNDY'S, INC.
                     23000 Roundy Drive
                  Pewaukee, Wisconsin 53072

         2,700 Shares Class A (Voting) Common Stock
      195,326 Shares Class B (Non-voting) Common Stock

     Roundy's, Inc. ("Roundy's") hereby offers from time to time shares of Class A Common Stock ("Class A Common") and Class B Common Stock ("Class B Common") (together "Roundy's Stock") at an offering price per share equal to the Book Value per share of Roundy's outstanding stock at the end of the fiscal year prior to the year of purchase, adjusted for subsequent stock dividends and stock splits. This offer is being made exclusively to certain persons purchasing for investment who are engaged in the operation of retail food stores and who are customers of Roundy's, and to the Directors and certain key employees of Roundy's and Trustees of the Roundy's, Inc. Voting Trust. Each share of Class A Common is entitled to one (1) vote on all matters on which the stockholders of Roundy's have voting rights. The Class B Common has no voting rights except as provided by law.
See "DESCRIPTION OF STOCK." Purchasers of Class A Common must purchase exactly 100 shares for each retail food store operated by such purchaser. The number of shares of Class B Common which may be purchased is limited pursuant to certain policies adopted by Roundy's Board of Directors. See "TERMS OF OFFERING" and Exhibit E attached hereto. This Prospectus also relates to shares of Class B Common which may be issued to stockholder-customers of Roundy's as part of a patronage dividend (see "THE COMPANY--Payment of Patronage Dividends") and in exchange for shares of Class A Common held by stockholder-customers of Roundy's who have ceased to do business with Roundy's. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

     This offering is not underwritten. There can be no assurance that all or any part of the securities offered hereby will be sold. The transfer of shares is restricted and there is and will be no market for Roundy's Stock.

  CERTAIN CONSIDERATIONS RELATED TO THE SECURITIES OFFERED
    HEREBY ARE DISCUSSED UNDER "FACTORS TO BE CONSIDERED"

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY
STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

                              Underwriting    Aggregate
                 Price to     Discounts and  Proceeds to
                 Public(1)     Commissions     Company
________________________________________________________________________

Class A Common Book Value       None         $   254,610
________________________________________________________________________

Class B Common Book Value       None         $18,419,242



(1) The offering price per share is equal to the Book Value per share of Roundy's outstanding stock at the end of the fiscal year prior to the year of purchase, adjusted for subsequent stock dividends and stock splits. The Book Value per share of Roundy's Stock at December 28, 1996, was $94.30.

       The date of this Prospectus is ______ __, 1997.

                      TABLE OF CONTENTS


Items                                                          Page

Available
Information...................................................    i
Incorporation of Certain Documents by Reference...............   ii
Prospectus Summary............................................    1

Risk Factors .................................................    4

Market for Roundy's Stock and Related Stockholder
Matters.......................................................    6
Plan of Distribution..........................................    7
Terms of Offering.............................................    7
Use of Proceeds...............................................   10
Exchange of Class A Common for Class B Common.................   10
Repurchase of Shares..........................................   10
Capitalization................................................   13
Selected Financial Information................................   14
Management's Discussion and Analysis of
  Results of Operations and Financial Condition...............   15
The Company...................................................   19
Management....................................................   30
Description of Stock..........................................   32
Voting Trust..................................................   34
Legal Matters.................................................   36
Experts.......................................................   36
Indemnification...............................................   36
Index to Financial Statements.................................  F-1
Exhibit A - Subscription Agreement............................  A-1
Exhibit B - Buying Deposit Agreement..........................  A-2
Exhibit C - Article V of the By-Laws..........................  A-4
Exhibit D - Policy Relating to Redemption of Stock by
            Inactive Customer Shareholders and Former
            Employees.........................................  A-6
Exhibit E -Policy Regarding Issuance and Sales of Roundy's,
           Inc. Stock ........................................ A-14

     No person has been authorized to give any information or make any representations other than as contained in this Prospectus in connection with the offering described herein. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any state in which it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that there has been no change in the affairs of the Company subsequent to its date of issue.

                    AVAILABLE INFORMATION

     Roundy's is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604 and at Room 1102, Federal Building, 26 Federal Plaza, New York, New York 10007, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Judiciary Plaza,
Washington, D.C. 20549 at prescribed rates. The Company will furnish annual reports to its stockholders within 120 days after the end of each fiscal year, which will include financial statements examined and reported on by independent certified public accountants.
                              i

     Roundy's has filed a Registration Statement under the Securities Act of 1933, as amended, with respect to the issuance of the shares of Roundy's Stock offered hereby.
For further information, reference is made to such Registration Statement, of which this Prospectus is a part, and to the exhibits thereto, which are listed in such Registration Statement.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates certain documents by reference which are not delivered herewith. The following documents filed with the Commission under the 1934 Act
(Commission File No. 33-57505) are incorporated herein by reference but are not delivered herewith:

     (a) Roundy's annual report filed with the Commission on Form 10-K for the fiscal year ended December 28, 1996 (the "1996 Form 10-K");

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report referred to in (a), above.

     Roundy's will provide, without charge to each person to whom this Prospectus is delivered, a copy of any or all of such documents (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents) upon the oral or written request of such person. Any such request should be directed to: Roundy's, Inc., 23000 Roundy Drive, Pewaukee, Wisconsin 53072,
Attention:  Robert D. Ranus, Telephone:  (414) 547-7999.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus and investors should rely on such modified, superseded or replaced information and not on the information contained in the documents incorporated by reference.


                             ii


                     PROSPECTUS SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Prospectus. The summary is necessarily incomplete and selective and is qualified in its entirety by the detailed information and financial statements appearing elsewhere and incorporated by reference herein.
                    ____________________

Factors to be Considered

     An investment in Roundy's Stock is subject to certain risks, which should be carefully considered by investors.
See "FACTORS TO BE CONSIDERED."

The Company and Its Business

     Roundy's, Inc. and its subsidiaries (collectively the "Company") are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores located in Wisconsin, Illinois, Michigan, Indiana, Ohio, Kentucky, Missouri, Arkansas, Pennsylvania, Tennessee and West Virginia. References in this Prospectus to the "Company" mean Roundy's, Inc. and its subsidiaries. References in this Prospectus to "Roundy's" mean Roundy's, Inc. excluding its subsidiaries. The Company also owns and operates 13 retail warehouse food stores under the name "Pick 'n Save" or "Park & Save," three limited assortment food stores under the name "Mor For Less" and 11 conventional stores under the name "Cardinal Foods," "Village Market," "Park & Shop," "Price Less" or "Buy Low Foods." The Company provides various ancillary services, including financial, engineering, advertising, accounting, insurance and promotional services to its retail customers. The Company services approximately 890 retail grocery stores. See "THE COMPANY" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

Basic Distinctions Between Classes of Stock; Voting Trust

     The issued and outstanding shares of Roundy's Stock are divided into two classes: Class A Common, having voting rights on all matters submitted to a vote of stockholders, and Class B Common, having no voting rights other than those provided by law.

     Approximately 70% of Roundy's Stock (including 100% of the outstanding Class A Common) is owned by the owners of 130 retail grocery stores serviced by Roundy's. The balance of the Company's customers are independent grocers which do not own any Roundy's Stock.

     Ownership of Class A Common is limited to 100 shares for each retail food store operated by the stockholder-customer (or a corporation which the stockholder-customer controls). There are also certain restrictions on the number of shares of Class B Common which a stockholder may own, pursuant to the terms of certain policies adopted by Roundy's Board of Directors. These policies may be changed at any time. See "Basic Features of Offering" below and "TERMS OF OFFERING." Class B Common shares have been, and it is anticipated that they will continue to be, distributed in payment of patronage dividends declared to stockholder-customers, if and when any such patronage dividends are declared. See "Basic Features of Offering" below. While dividends, other than patronage dividends, may be paid on either class of Roundy's Stock, it is not anticipated that any such dividends will be paid in the foreseeable future. See "MARKET FOR ROUNDY'S STOCK AND RELATED STOCKHOLDER MATTERS" below. In the event of the liquidation of Roundy's, shares of Class A Common and Class B Common will share ratably in the net assets of the Company. See
"DESCRIPTION OF STOCK."

     All Class A Common outstanding on the date of this Prospectus is owned of record by the Trustees of the Roundy's, Inc. Voting Trust. Roundy's will request, but not require, all purchasers of Class A Common offered hereby to deposit such shares in the Voting Trust in exchange for Voting Trust Certificates. See "VOTING TRUST."

Basic Features of Offering

     The offering price of shares offered hereunder is the Book Value per share of outstanding shares of such stock as reflected on the Company's audited financial statements ("Book Value") as of the close of the Company's fiscal year prior to the purchase of such stock, adjusted for subsequent stock dividends and stock splits.

     Each customer for whom Roundy's is the primary supplier is required to subscribe for and purchase exactly one hundred (100) shares of Class A Common for each retail store owned by such customer which store is principally supplied by Roundy's (an "Active Customer").

     Shares of Class B Common may be purchased or acquired by stockholder-customers in one of the following ways:

     (1) Subject to the limitations on purchases of Class B Common as described under "TERMS OF OFFERING" and Exhibit E, a stockholder-customer may subscribe for shares of Class B Common during three "window" periods each year (consisting of the last two weeks of May, August and November, respectively), pay the full price therefore (Book Value as of the close of the fiscal year prior to subscription) and receive certificates for the shares subscribed for. A stockholder-customer may deposit funds with Roundy's pursuant to a written agreement with Roundy's to fulfill the stockholder-customer's buying deposit requirement. During the three "window" periods, the stockholder-customer may subscribe for shares of Class B Common (within applicable limits) and allocate some or all of such deposited funds to the payment for such shares (at the Book Value as of the close of the fiscal year preceding the year in which such subscription is received). See "TERMS OF OFFERING--Buying Deposits; Application of Deposited Funds."

     (2) A stockholder-customer may acquire shares of Class B Common by receipt of such shares in payment of a portion of a patronage dividend, if and when any such patronage dividends are declared.
     See "THE COMPANY--Payment of Patronage Dividends."

     (3) Stockholder-customers of Roundy's who cease to do business with Roundy's are required to exchange their Class A Common for Class B Common, on a share for share basis. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

     In addition, Roundy's may offer shares of Class B Common to its Directors and certain key employees, and to Trustees of the Roundy's, Inc. Voting Trust at a price equal to the Book Value as of the close of the prior fiscal year, or, in the case of key employees, as bonus shares at the discretion of the Board of Directors or pursuant to employees' exercise of stock options.



Use of Proceeds

     The proceeds of this offering will be used for general working capital purposes and for capital expenditures, as required. See "USE OF PROCEEDS."

Repurchase of Shares

     Roundy's is obligated under its current stock redemption policy as set forth in Exhibit D ("the Stock Redemption Policy") to repurchase shares of Roundy's Stock upon request made by or on behalf of a stockholder who has terminated or substantially reduced its relationship with Roundy's. This obligation, however, is subject to change should the Stock Redemption Policy be revised and is limited with respect to the aggregate dollar amount of repurchases that may be made at any particular time. With certain exceptions, shares will be repurchased under the Stock Redemption Policy over a five-year period beginning on the first anniversary date of the stockholder-customer's repurchase request. The repurchase price is the Book Value at the end of the fiscal year preceding the date of the actual repurchase. Roundy's is not obligated to repurchase any Roundy's Stock except under the Stock Redemption Policy as it may be in effect from time to time. The Stock Redemption Policy may be amended or rescinded at any time by the Board of Directors. See "REPURCHASE OF SHARES."

Summary Financial Data

     The following table sets forth certain data as to the Company for, and as of the end of, each of the last three fiscal years:


                                                Fiscal Years
                                -----------------------------------------
                                    1996            1995             1994
                                          (Dollars in Thousands)
Earnings Statement Data:
Net Sales and Service Fees......  $2,579,010      $2,488,196     $2,461,510
Earnings Before Patronage
   Dividends and Income Taxes...      23,466          20,251         11,055
Patronage Dividends.............       5,568           5,129              0
Net Earnings....................      10,267           9,022          6,554
Balance Sheet Data:
Total Assets....................     434,641         407,337        404,652
Working Capital.................      90,498          90,740         91,814
Long-term Debt (less current
   maturities)..................      93,615          78,850         88,227
Stockholders' Equity(1).........     109,945         100,033         90,419

     (1) Includes redeemable common stock. Also includes patronage dividends payable in Class B Common of $3,779,000 and $3,405,000 in 1996 and 1995,
          respectively. There were no patronage dividends for 1994 because the Company did not meet the requirement to increase the Book Value of its Common Stock by 10%.

     See "SELECTED FINANCIAL INFORMATION" and "INDEX TO FINANCIAL
     STATEMENTS."



                          RISK FACTORS

Lack of Market for Roundy's Stock

     The shares offered hereby may not be sold or otherwise transferred or pledged by the record holder thereof without Roundy's written consent. Although Roundy's is obligated under its current Stock Redemption Policy to repurchase its shares from a customer which has terminated its business relationship with Roundy's and which tenders such stock for repurchase, this obligation is limited in various respects, including (without limitation) as to the maximum amount which Roundy's will pay for stock repurchases in any fiscal year. Further, the Stock Redemption Policy, and therefore, Roundy's obligation to repurchase shares of Roundy's stock, may be modified or rescinded at any time without prior notice. See "REPURCHASE OF SHARES."

Limitations on Investment Return

     Although Roundy's may pay patronage dividends to its stockholder-customers in certain circumstances, no assurance can be given as to when or whether patronage dividends will be paid in the future. No patronage dividends were paid for 1994. Roundy's only obligation to pay patronage dividends is that imposed by Article V of its By-Laws (see Exhibit C), and these By-Law provisions may be amended or repealed at any time by Roundy's Board of Directors. There can be no assurance that Roundy's will have in any year sufficient net earnings from Roundy's cooperative business and consolidated net earnings to permit the payment of patronage dividends. See "THE COMPANY -- Payment of Patronage Dividends." Dividends other than patronage dividends have not been paid by Roundy's, and it is not anticipated that any such dividends will be paid. Consequently, owners of Class B Common who are not stockholder-customers cannot expect to receive any patronage or other dividends of any kind. Accordingly, a purchaser of the securities offered hereby may be unable to realize a return on its investment, or realize all or a portion of the value of shares purchased, except in the event of the repurchase of such shares by Roundy's, or the liquidation of Roundy's.

Limitations on Purchasers

     This offering is being made only to persons who are engaged in the operation of retail food stores which are customers of Roundy's, and to the Directors and certain key employees of Roundy's, and to Trustees of the Roundy's, Inc. Voting Trust. The amount of Class A Common (the only class having voting rights and substantially all of which is owned by Roundy's stockholder-customers) which may be purchased by any such person is limited, no person being permitted to own more than 100 shares for each Active Customer operated by such person. The amount of Class B Common which may be purchased is also limited, pursuant to policies adopted by the Board of Directors of Roundy's (which policies may be changed at any time). See "TERMS OF OFFERING" and Exhibit E attached hereto.

Sale of All Shares Offered Not Assured

     Because (a) there are limitations upon who may purchase shares hereunder and upon how many shares of Class A Common and Class B Common any person may own or purchase, (b) there is uncertainty as to whether future patronage dividends will be paid and, if paid, the amount, if any, that may be paid in shares of Class B Common, and (c) this offering is not underwritten, there can be no assurance that all or any portion of the shares offered hereby will be sold. See "PLAN OF DISTRIBUTION."

Limitations on Stockholders' Ability to Elect Directors

     As of the date of this Prospectus, all of the outstanding Class A Common has been deposited in a Voting Trust, the Trustees of which are authorized to vote the shares in their discretion for the election of a majority of Roundy's Directors. With respect to the election of four Retailer Directors (one in each year and an additional one every third year) and on most other matters, the Trustees must vote shares held in the Voting Trust as directed by a vote of the holders of outstanding Voting Trust Certificates (with each share of Class A Common in the Trust entitling the certificate holder thereof to one vote). The seven Trustees of the Voting Trust, one of whom is a Director of Roundy's, may be deemed to be in "control" of the Company. Purchasers of the Class A Common offered hereby will be requested, but not required, to deposit such shares in the Voting Trust. Shares of Class A Common deposited in the Voting Trust are subject to a limited right of withdrawal after such shares have been on deposit for five years. See "VOTING TRUST."

Lien on Shares

     Roundy's has a lien on all Roundy's Stock held by its stockholders, whether presently outstanding or issued in the future, as security for the payment, from time to time and as often as the same may become due and payable, of any and all obligations of the owner thereof to the Company. See "DESCRIPTION OF STOCK."

Cooperative Tax Status

     Although Roundy's is incorporated as a Wisconsin business corporation, it has historically operated and anticipates that it will (although it is not obligated to) continue to operate as a cooperative, reporting its tax liability in accordance with rules applicable to corporations operating on a cooperative basis. The applicable laws, regulations, rulings and judicial interpretations do not precisely define a cooperative for income tax purposes. Therefore, no assurance can be given that the cooperative income tax status of Roundy's could not be challenged successfully by the Internal Revenue Service. If such status were to be challenged successfully, Roundy's would incur a significant income tax liability.

Income Tax Liability for Patronage Dividends

     A purchaser of shares will be required to report as gross income, for federal income tax purposes, the patronage dividends, if any, distributed by Roundy's to such purchaser. Shares of Class B Common issued as a portion of a patronage dividend must be reported as income at their full stated dollar amount, along with cash received as the other portion of such dividends. Although a minimum of 20% of each recipient's total annual patronage dividend is required to be paid by Roundy's in cash, the cash portion may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends. Shares of Class B Common distributed as patronage dividends are subject to state income taxes in Wisconsin, and may be subject to such taxes in other states. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" and "THE COMPANY."

Competition

     The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. The Company competes with a number of local and regional grocery wholesalers and with a number of major businesses which market their products directly to retailers, including companies having greater assets and larger sales volume than the Company.
The Company's customers and the Company's corporate stores also compete at the retail level with several chain store organizations which have integrated wholesale and retail operations.

  MARKET FOR ROUNDY'S STOCK AND RELATED STOCKHOLDER MATTERS

     The transfer of shares of Class A Common and Class B Common is restricted and there is no market for Roundy's Stock. As of December 28, 1996, all of the outstanding shares of Roundy's Class A (voting) Common Stock were held of record by the Roundy's, Inc. Voting Trust. There is also no market for Roundy's Voting Trust Certificates and there were 70 holders of such Certificates on December 28, 1996. On December 28, 1996 an aggregate of 214 persons held shares of Roundy's Class B Common and/or Voting Trust Certificates. Except for patronage dividends (see "THE COMPANY--Payment of Patronage Dividends"), no dividends have ever been paid on the Common Stock of Roundy's. There is no intention of paying dividends, other than patronage dividends, in the foreseeable future.

                    PLAN OF DISTRIBUTION

     The shares offered hereby are being offered only by Roundy's, through its officers, directors and employees.

     Roundy's is primarily concerned with attracting stockholders who can effectively use the services of Roundy's and whose trade with Roundy's will be mutually beneficial. Sale of shares offered hereby is limited primarily to individuals, partnerships or corporations which are engaged in the operation of retail food stores and which purchase merchandise from or through Roundy's. Company employees whose duties consist of sales of merchandise to retail food stores are not authorized to accept stock subscriptions or to sell shares of stock to any person. No salesmen or securities dealers are or ever have been employed for the sale of Roundy's Stock, and no officer, director or employee directly or indirectly receives any commission, bonus, or other separate compensation for sales of Roundy's Stock.

                      TERMS OF OFFERING

Limitation on Offerees and Purchasers

     This offering is limited to individuals, partnerships and corporations engaged in the operation of retail food stores which are Active Customers of Roundy's. Shares of Class B Common may also be sold hereunder to the Directors and certain key employees of Roundy's and to Trustees of the Roundy's, Inc. Voting Trust.

Required Purchases of Class A Common

     Shares of Class A Common offered hereby must be purchased in units of 100 shares. No person may own any Class A Common unless such person owns and operates at least one Active Customer. Each retailer for whom Roundy's is the primary source of supply is required to purchase and own 100 shares of Class A Common for each Active Customer operated by such person. No person may own more than 100 shares of Class A Common for each Active Customer operated by such person. Under certain policies adopted by Roundy's Board of Directors, there are limits on the number of shares of Class B Common which may be purchased. See "Methods Of Acquiring Shares of Class B Common" below.

Methods of Acquiring Shares of Class B Common

     Shares of Class B Common may be purchased or acquired in one of the following ways:

     (1) A stockholder-customer may subscribe for shares of Class B Common during three "window" periods each year (consisting of the last two weeks of May, August and November, respectively), pay the full price therefor (Book Value as of the close of the fiscal year prior to subscription adjusted for subsequent stock dividends and stock splits) and receive certificates for the shares subscribed for. Pursuant to the terms of certain policies which have been adopted by Roundy's Board of Directors as set forth in Exhibit E attached hereto (the "Issuance Policy"), the total number of shares that a stockholder-customer may purchase in one year is limited to 15% of the stockholder-customer's buying deposit deficit for active customers with a buying deposit deficit, and 5% of the buying deposit for active customers without a buying deposit deficit; provided, that certain new stockholder-customers are entitled each year to purchase shares up to 30% of their buying deposit. See "Buying Deposit; Application of Deposited Funds" below and Exhibit E attached hereto.


     A stockholder-customer may deposit funds with Roundy's pursuant to a written agreement with Roundy's to fulfill the stockholder-customer's buying deposit requirement. During the three "window" periods, the stockholder-customer may subscribe for shares of Class B Common (within applicable limits) and allocate some or all of such deposited funds to the payment for such shares (at the Book Value as of the close of the fiscal year preceding the year in which such subscription is received).

     (2) A stockholder-customer may acquire shares of Class B Common by receipt of such shares in payment of a portion of a patronage dividend. There can be no assurance that Roundy's will have in any year sufficient net earnings from Roundy's cooperative business and consolidated net earnings to permit the payment of patronage dividends. See "THE COMPANY-- Payment of Patronage Dividends."

     (3) Stockholder-customers of Roundy's who cease to do business with Roundy's are required to exchange their Class A Common for Class B Common, on a share for share basis. See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON."

     In addition, Roundy's may offer shares of Class B Common to its Directors and certain key employees, and to Trustees of the Roundy's, Inc. Voting Trust at a price equal to the Book Value as of the close of the prior fiscal year, or, in the case of key employees, as bonus shares at the discretion of the Board of Directors or pursuant to employees' exercise of stock options.

Offering Price

     The offering price of each share of Class A Common and Class B Common is equal to the Book Value as of the close of the previous fiscal year, adjusted for subsequent stock dividends and stock splits. Shares are not sold during any year until the Book Value at the end of the immediately preceding fiscal year has been determined.

     The same value will also be assigned to each share of Class B Common issued as a portion of a patronage dividend.
That is, shares, if any, distributed in 1998 (for example) as patronage dividends accrued with respect to purchases from Roundy's during 1997 will be valued at the Book Value of outstanding shares determined as of the end of the Roundy's 1997 fiscal year.

     The Book Value of outstanding Roundy's Stock (both Class A Common and Class B Common) at the end of the 1996 fiscal year was $94.30 per share. Roundy's By-Laws prohibit the payment of any patronage dividend in any year unless sufficient earnings have been retained to increase the Book Value of the outstanding Roundy's Stock by 10% during that year. See "THE COMPANY."

Buying Deposits; Application of Deposited Funds

     Each stockholder-customer of Roundy's is required to maintain a buying deposit for each Active Customer it operates in an amount equal to the greater of $20,000 or the estimated amount of purchases by the Active Customer from Roundy's over a two week period (subject to Roundy's reserved right to increase the amount of the deposit required of any Active Customer). This buying deposit requirement may be satisfied by either a cash deposit in the specified amount (bearing no interest), or the collateral pledge of Class A Common and/or Class B Common. In either case, a stockholder-customer may make its entire buying deposit by a payment in cash at the outset of its customer relationship, or it may fulfill part or all of its buying deposit requirement by means of weekly or monthly payments, in accordance with an amortization schedule forming a part of the Buying Deposit Agreement between such stockholder-customer and Roundy's (the form of Buying Deposit Agreement is attached hereto as Exhibit B). If a stockholder-customer elects to fulfill its buying deposit requirements through periodic installment payments, such stockholder-customer may apply amounts so deposited toward the subscription price of shares (in accordance with the limitations described above) at the time such shares are subscribed for. Neither the execution of a Buying Deposit Agreement, nor the deposit of funds by a stockholder-customer pursuant to such Buying Deposit Agreement, will constitute a subscription agreement or an agreement of any kind on the part of the stockholder-customer to purchase, or on the part of Roundy's to sell, any shares of Roundy's Stock. See "THE COMPANY--Stockholder-Customers" and Exhibit B attached hereto. Buying deposits satisfied by deposit of cash are reflected on the Company's balance sheet as accounts payable.

     Stockholder-customers who have already satisfied their buying deposit requirements may nevertheless elect to subscribe for and purchase shares subject to the limitations described above under "Methods of Acquiring Shares of Class
B Common."

Issuance of Class B Common As Patronage Dividends

     If shares of Class B Common are issued as patronage dividends, such shares, when issued, will be fully paid and non-assessable at the time of issuance, except as otherwise provided by Wisconsin law (see "DESCRIPTION OF STOCK"). Further, such shares shall be subject to Roundy's lien against all outstanding shares to secure the payment of the stockholder-customer's obligations to the Company. See "THE COMPANY--Stockholder-Customers." Finally, such shares shall be applied to satisfy (in whole or in part) the buying deposit deficit of stockholder-customers with a buying deposit deficit. If such stockholder-customer has elected to pay its buying deposit in periodic installments, such shares shall be applied to such installments in the inverse order of their due dates.

                       USE OF PROCEEDS

     The net proceeds to be received from the sale of the Class A Common and Class B Common offered hereby will be added to the working capital of the Company and used for general working capital purposes, including the purchase of merchandise to be resold by Roundy's and the maintenance of adequate inventories of such merchandise, and for capital expenditures as required. The Company's principal source of working capital has been from borrowings, rather than from the proceeds of the sale of equity securities, and it is expected that this will continue to be true in the future.

        EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON

     Stockholder-customers of Roundy's, upon termination of Active Customer status, are required to surrender their shares of Class A Common in exchange for Class B Common, on a share for share basis, in accordance with a provision of Roundy's By-Laws. Roundy's has imposed this requirement to comply with the Internal Revenue Code and the regulations thereunder governing federal income taxation of corporations operating on a cooperative basis. See "THE COMPANY-Operation as a Cooperative." Under Section 1036 of the Internal Revenue Code, as amended, no gain or loss is recognized for federal income tax purposes by a stockholder who exchanges common stock of a corporation for other common stock of the same corporation. See "REPURCHASE OF SHARES."


                    REPURCHASE OF SHARES

     The following description of the Stock Redemption
Policy is necessarily selective and is qualified in its entirety by the full text of the Stock Redemption Policy which is attached as Exhibit D.

     Roundy's Articles of Incorporation provide that the Board of Directors may cause Roundy's to repurchase or redeem shares of Roundy's Stock on such terms as the Board deems appropriate (without consent of the stockholders) subject to applicable Wisconsin law. The Board of Directors has adopted the Stock Redemption Policy setting forth conditions under which Roundy's will repurchase or redeem its Common Stock (See Exhibit D). Absent the Stock Redemption Policy, Roundy's would have no obligation (whether under its Articles of Incorporation, By-Laws or otherwise) to repurchase any Roundy's Stock. Considering the restrictions on ownership and resale of Roundy's Stock (See "DESCRIPTION OF STOCK - Restrictions on Transfer"), a stockholder might have no means to liquidate an investment in Roundy's Stock if no redemption policy were to exist requiring Roundy's to repurchase such shares.

     The Stock Redemption Policy provides that Roundy's will repurchase shares of Roundy's Stock following a request by the stockholder or his or her legal representative made during one of three open "window periods" (the last two weeks of May, August and November of each year) after the occurrence of a "customer-shareholder termination" or an "employee-shareholder termination" as defined in the Stock Redemption Policy. A "customer-shareholder termination" occurs whenever a retail food store principally supplied by Roundy's (an "Active Customer") which is owned by a stockholder either ceases to be an Active Customer or ceases to be owned or operated by such stockholder. An "employee-shareholder termination" occurs when a stockholder's employment relationship with the Company is terminated for any reason. Under the Stock Redemption Policy, Roundy's is not required to repurchase Roundy's Stock held by a stockholder during the period he or she is an Active Customer or is employed by the Company.

     The Stock Redemption Policy requires Roundy's to acknowledge promptly in writing receipt of a repurchase request. Once a repurchase request is so acknowledged by Roundy's, the request becomes irrevocable except with the prior written consent of the Board of Directors.

     The obligation to repurchase stock under the Stock Redemption Policy arises, as to the number of shares covered by a repurchase request, in annual 20% increments during the five year period beginning on the repurchase request date. On each of the first through the fifth anniversary dates of the repurchase request date (a "repurchase target date"), Roundy's is obligated to purchase 20% of the aggregate number of shares of Roundy's Stock for which a proper repurchase request has been received. However, if a "customer-shareholder termination" or an "employee-shareholder termination" occurs as a result of the death of the stockholder, the estate of such stockholder may elect (by written notice to Roundy's within 180 days after such death) to have not more than the first $50,000 in value of stock repurchased on an accelerated basis within 180 days after Roundy's receipt of such election notice. Each share shall continue to be outstanding for all purposes until actually repurchased.

     The repurchase price for the shares under the Stock Redemption Policy shall be the Book Value as of the end of the fiscal year preceding the actual date of repurchase, as adjusted for subsequent stock splits and stock dividends. Because the repurchase price will fluctuate based on changes in Book Value from year to year, the repurchase price payable for any 20% increment to be repurchased at a later repurchase target date may be greater or less than that payable for a 20% increment repurchased at an earlier date pursuant to the same repurchase request. There is no assurance that Book Value will increase from one year to the next and it may decline.

     Under the Stock Redemption Policy, based upon pending repurchase requests received by Roundy's on or prior to the end of its preceding fiscal year (but without taking into account any requests for accelerated repurchase, if any, which may have been received from an estate of a deceased shareholder), 23,409 shares of Class B Common are expected to be repurchased in 1997 at the Book Value per share as of December 28, 1996 of $94.30, for a total repurchase obligation of $2,207,469. In addition, based upon such pend ing requests, Roundy's presently expects to repurchase 17,130 shares in 1998, 12,956 shares in 1999, 11,072 shares in 2000, and 1,362 shares in 2001. The repurchase price in each year after 1997 will be Book Value per share of the Roundy's Stock as of the end of the fiscal year immediately preceding the date of repurchase, assuming the Stock Redemption Policy remains unchanged. The number of shares of Class B Common subject to repurchase requests in years after 1997 may change based upon receipt of additional repurchase requests after December 28, 1996 or if Roundy's should exercise its discretion to effect one or more "Non-Policy Redemptions," or otherwise agree to repurchase shares other than on the terms prescribed by the Stock Redemption Policy, as discussed below.

     Roundy's obligation to repurchase shares under the Stock Redemption Policy is subject to any limitations on repurchases that may be contained in present or future lending or other agreements of the Company (the "Contract Limits"). These generally consist of covenants and restrictions of a type frequently encountered in similar transactions, such as stockholders' equity to capital ratios, debt to capital ratios, liability to net worth ratios and maintenance of certain amounts of working capital and stockholders' equity. There is no assurance that these Contract Limits will not be modified. In the event the Contract Limits preclude Roundy's during a given period of time from repurchasing shares which are the subject of a repurchase request, or if required repurchases are delayed for any other reason (in either case, a "Suspension"), repurchases shall be resumed promptly thereafter in the order of the redemption target dates which occurred during the period of the Suspension regardless of the dates the repurchase requests were received and such suspended repurchases shall be made under the Stock Redemption
Policy prior to redemptions becoming due on any subsequent redemption target dates. Notwithstanding the foregoing provisions, stock having a repurchase price of not in excess of $50,000 may be repurchased on an accelerated basis in the sole discretion of Roundy's in cases of demonstrated hardship.

     The Stock Redemption Policy may be amended or rescinded at any time by the Board of Directors of Roundy's, subject only to the provision that no such amendment or rescission may reduce the price payable for shares which have been properly tendered for redemption prior to the date on which the Board of Directors takes action to effect such amendment or rescission. Any such changes could have a material adverse effect upon a stockholder-customer's right to cause Roundy's to repurchase shares of Roundy's stock.

     Any stockholder-customer who fails to surrender its Class A Common for an equal number of shares of Class B Common (See "EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON") within 90 days following a customer-shareholder termination is not eligible for repurchase of shares under the Stock Redemption Policy. In addition, the Stock Redemption Policy does not apply, according to its terms, to any person who, at the time of such repurchase, is asserting a challenge to the authority of Roundy's or its Board of Directors to have adopted any prior, then current or pending redemption policy or is then asserting a challenge to the enforceability or validity of Roundy's interpretation or application of any provision of the then current or any prior redemption policy.

     Notwithstanding the Stock Redemption Policy, the Board of Directors may cause Roundy's to repurchase or redeem stock of active or inactive customers or current or former employees on any other terms or under such other circumstances as the Board deems appropriate, all without the consent or approval of the other stockholders. For example, the Board may authorize an accelerated repurchase for hardship purposes on terms differing from those provided for in the Stock Redemption Policy (a "Non-Policy Redemption"). The fact that any one stockholder may be given a Non-Policy Redemption shall not give rise to similar redemption rights for any other stockholders and shall not be construed to modify the Stock Redemption Policy.


                       CAPITALIZATION

       The following table sets forth the consolidated capitalization of the Company as of December 28, 1996:



                                                To Be Out-
                                                standing If
                                                All Stock
                                                Offered Here-
                               Outstanding      by is Sold(1)
                               -----------      -------------
SHORT-TERM INDEBTEDNESS:
Current maturities of
Long-term debt................ $10,225,800      $10,225,800
                               -----------      -----------
     Total short-term debt.... $10,225,800      $10,225,800
                               ===========      ===========

LONG-TERM INDEBTEDNESS:
Senior unsecured notes payable:
   9.26%, due 1998 to 2001.....$10,000,000      $10,000,000
   7.57% to 8.26%, due
   1998 to 2008................ 19,700,000       19,700,000
   6.94%, due 1998 to 2003..... 38,571,400       38,571,400
   7.86%, due 2000 to 2006..... 25,000,000       25,000,000
Other long-term debt...........    343,200          343,200
                               -----------      -----------
Total long-term debt           $93,614,600      $93,614,600
                               ===========      ===========

Redeemable Common Stock (3)    $ 6,217,100      $ 6,217,100
                               ===========      ===========

STOCKHOLDERS' EQUITY:
Common Stock:
Voting (Class A), $1.25 par
value, 60,000 shares authorized,
13,000 issued and outstanding,
15,700 as adjusted.............      16,300           19,600

Non-Voting (Class B), $1.25 par
value, 2,400,000 shares
authorized, 1,060,180 issued,
1,255,506 as adjusted..........   1,325,200        1,569,400
                                -----------     ------------
Total Common Stock.............   1,341,500        1,589,000

Amount related to recording
  minimum pension liability....    (232,800)        (232,800)
Patronage dividends payable in
  common stock (2).............   3,779,000        3,779,000
Additional paid-in capital.....  24,920,600       43,346,900
Reinvested earnings............  75,051,100       75,051,100
                               ------------     ------------
                                104,859,400      123,533,200
Less treasury stock, at cost...   1,131,200        1,131,200
                               ------------     ------------
                               $103,728,200     $122,402,000
                               ============     ============

(1) The column "To Be Outstanding" reflects the sale and issuance of Roundy's shares of Class A Common and Class B Common hereunder, although this offering is not underwritten and there is no assurance that any of such shares offered will be sold.

(2) Over the past several years, Roundy's has issued shares of Roundy's Class B Common as the major portion of its patronage dividend payments. (See "THE COMPANY.") It is expected that shares of Roundy's Class B Common will be issued in this manner in the future.

(3)  As of December 28, 1996, 65,929 shares were subject to redemption.


               SELECTED FINANCIAL INFORMATION

     The selected financial information for the five-year period ended December 28, 1996 should be read in conjunction with the Roundy's, Inc. and Subsidiaries Consolidated
Financial Statements and notes thereto included elsewhere in this Prospectus.

                                 Fiscal Year
      ---------------------------------------------------------------
            (Dollars in thousands, except per-share data and ratios)


                    1996         1995       1994        1993       1992
                    ----         ----       ----        ----       ----
Net sales and
 service fees... $2,579,010  $2,488,196  $2,461,510  $2,480,254  $2,491,293
Earnings before
  patronage
  dividends
  and income
  taxes.........     23,466      20,251      11,055      20,053      16,528
Patronage
  dividends.....      5,568       5,129           0       5,301       5,135
Earnings before
 income taxes...     17,898      15,122      11,055      14,752      11,393
Net earnings....     10,267       9,022       6,554       8,028       7,353
Total assets....    434,641     407,337     404,652     380,092     390,148
Long-term debt..     93,615      78,850      88,227     113,045     135,420
Stockholders'
 equity(1)......    109,945     100,033      90,419      86,066      78,573
Book Value
 per share......      94.30       85.15       77.40       71.65       65.10
Ratio of current
 assets to
 current
 liabilities....     1.42:1      1.43:1      1.43:1      1.64:1      1.70:1
Ratio of long-
 term debt to
 stockholders'
 equity.........       85:1       .79:1       .98:1      1.31:1      1.72:1

     (1) Includes redeemable common stock. Also includes patronage dividends payable in Class B Common of $3,779,000, $3,405,000, $3,263,000 and $3,210,000 for 1996, 1995, 1993
          and 1992, respectively. There were no patronage dividends for 1994 because the Company did not meet the requirement to increase the Book Value of its Common Stock by 10%.



       MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
            OF OPERATIONS AND FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES. The long-term viability of a Company like Roundy's is predicated on maintaining a sound financial foundation. It is a challenge to maintain a strong financial position when demands for capital, to support our growth, continue to increase.

     Fiscal 1996 was a year in which Roundy's experienced many challenges. Capital expenditures exceeded $39 million, a grocery retail business costing approximately $14 million was acquired and the Company consolidated two Ohio divisions into one expanded warehouse complex in Lima, Ohio.

     The Company made several strategic improvements designed at enhancing divisional operational efficiencies both in the short and long-term. The most comprehensive improvement, as noted above, was the consolidation of two Ohio Divisions. This consolidation will create long-term savings which will be achieved through reduced capital, lower operating costs, increased volume with less administrative overhead and lower inventory requirements. Essential to the success of the consolidation was the construction of a new frozen food facility which eliminated the need for outside facilities and allowed for expanded product variety necessary to satisfy retailer and market demands. Based on the results to date, this new frozen food warehouse is expected to be a significant factor in the division's growth and a contributor to its financial strength.

     The Company completed a private placement of $25 million in 7.86% Senior Unsecured Notes during the second quarter of 1996. A large portion of these funds were used to finance the acquisition of the Westville Division warehouse which had been leased. Ownership of this facility was an important part of the strategic plan for the Company. The remainder of this new debt was utilized to acquire the five store grocery retailer.

     Even with a 62% increase in capital expenditures compared to 1995, the average daily borrowing of the Company only increased $13 million compared to 1995. Further, the Company continued to maintain its long-term debt to equity ratio below the 1.00:1 level at .85:1. This was slightly greater than the .79:1 ratio achieved in 1995, but better than anticipated in view of the strategic initiatives undertaken during the year. At December 28, 1996, the Company had $60 million available under its revolving credit agreements which management believes is adequate to finance its operations.

     The strong long-term debt to equity ratio was achieved with the significant net cash flows provided by operations. In fiscal 1996, these cash flows were $39.3 million versus $25.3 million in 1995 or a $14.0 million increase. A major factor influencing this growth was a $10.3 million decrease in inventories which was achieved while enjoying a $90.8 million increase in net sales. Equity in inventory in 1996 also reflected a positive trend declining 3.2% to 35.8% from 37.0% in 1995. The reasons for Roundy's ability to increase sales, yet decrease inventory, include (1) the Ohio consolidation, (2) the implementation of a standard, automated buying/inventory management system in all divisions, (3) expanded utilization of ECR and EDI applications in all divisions, and (4) continued management focus on improved inventory/category management approaches at all levels.

     A second significant factor in the strong cash flow improvement was the decrease in notes receivable in 1996 of $3.9 million with a 3.6% sales increase compared to a $6.3 million increase in 1995. The reduction in notes receivable was accomplished with an increased focus on customer liquidity and a concentrated credit program. This credit program was developed and implemented in all divisions to further standardize credit terms and reduce the Company's credit exposure with weaker customers. Corresponding to the decreases in inventory, accounts payable decreased $7.2 million in 1996 compared to a $0.5 million decrease in 1995. It is anticipated that there will be further reductions in accounts payable with the continued growth of EDI to transmit orders and receive invoices.

     A critical component of the Company's strategic plan is to maintain a strong balance sheet while strengthening the business. The capital structure for fiscal 1996 and 1995 is summarized in the table below:

_______________________________________________________________________

Capital Structure (in millions)   1996               1995
________________________________________________________________________

Long-term debt              $ 93.6  46.0%      $ 78.9  44.1%
Stockholders' equity         109.9  54.0%       100.0  55.9
________________________________________________________________________

Total capital               $203.5 100.0%      $178.9 100.0%
________________________________________________________________________



     Roundy's growth in total capital was needed to finance the aforementioned acquisition and strategic initiatives completed during 1996. These strategic moves made during 1996 will better enable the Company to continue the positive trends into 1997, including enhanced performance in the consolidated Ohio Division and from the retail stores which were acquired during the year.

     The Company continued its plan of reinvesting resources in its facilities. In 1996, capital expenditures were the largest in over five years at $39.3 million versus $24.2 million for 1995. The largest expenditures include the purchase of the Westville Division complex for $18.9 and a state of the art freezer in Lima, Ohio for $5.4 million. In addition, $5.4 million was expended to acquire and upgrade retail facilities Company-wide. The fourth area of significance was in the Company's transportation fleet where $2.7 million was expended. These fleet expenditures were made in addition to redeploying tractors and trailers made available as the result of closing the Columbus, Ohio facility. Maintaining a low freight cost is a critical element in providing competitive pricing to our customers. Therefore, one strategic goal of the Company is to make available, to all operating divisions, newer, lower maintenance and more reliable transportation equipment.

     A key ratio that illustrates the strength of the Company is its current ratio. It is important to keep this ratio at a prudent level by minimizing the investment in assets, such as receivables and inventory. With the continued implementation of modern purchasing and warehouse systems, as well as accounts receivable reporting systems, the Company has been able to minimize its investments in these types of assets, yet maintain a prudent current ratio. In fiscal 1996, this ratio was 1.42:1 versus 1.43:1 in 1995. Total working capital was also relatively flat at $90.5 million in 1996 compared to $90.7 million in 1995. Maintaining this level while realizing a $90.8 million growth in net sales in 1996 versus 1995, was a positive achievement requiring a Company-wide effort.

     Senior management realizes the importance of quality systems to manage and grow the Company in an industry undergoing major technological change. To maximize the benefits of funds expended in this area, a program was established in 1996 to standardize all systems in all divisions. This standardization will enable Company-wide communication and uniform evaluation of the buying, warehousing and financial functions. Additional benefits of standard systems include reduced programming and maintenance costs. This will also enable the Company to have more timely access to information regarding inventory costs. The resulting lower inventory levels and improved operations will provide cost savings and benefits which can then be passed to customers and to stockholders.

     Roundy's 1996 book value per share increased 10.75% over 1995 to $94.30 per share. Patronage dividends were approximately $5.6 million which represented an 8.6% increase over 1995 which was a record for the Company.
Stockholders' equity, including redeemable common stock, increased 9.9% compared to 1995.

RESULTS OF OPERATIONS. Net sales and service fees increased $90.8 million over 1995 and $117.5 million over 1994. This represents a 3.6% increase over 1995 sales and a 4.8% increase over 1994. The five store retail grocery business acquired in June accounted for 35.9% of the increase over 1995 and 27.6% over 1994. Other factors include (1) expanded usage of the Company's target marketing/frequent shopper programs relative to 1995 and 1994, (2) growth in retail sales, and (3) a 3.8% growth in our "non-foods" wholesale sales compared to 1995 and a 9.2% improvement over 1994. The Company continues to experience positive growth trends in non-foods which have been stimulated by expanded product lines and enhanced retailer programs.

     Gross profits improved .36% over 1995 and .15% over 1994. The modest improvements over both 1995 and 1994 are attributable to the Company's growth in retail stores.
Gross profits at the wholesale level continue to decline,
 .04% from 1995 and .22% from 1994. The gradual erosion of gross profits at the wholesale level is the result of several factors including (1) manufacturers changing programs and reducing buy-in opportunities, (2) the increase in passing of deal monies directly to the retailers and diminishing the wholesaler's role in the funding process, and (3) the continued competitive pressures to make the best price always available to the independent retailer. As in the past, Roundy's continues to work with both the manufacturers and the retailers to maximize cost reductions and offer "everyday low prices" to our retailers and their customers.

     Operating and administrative expenses increased .27% over 1995, but were .23% below 1994 levels, as a percent to net sales. The fluctuation in operating and administrative expenses as a percent to net sales can be attributed to the following: (1) a decline in closed store and bad debt expenses of $0.5 million compared to 1995 and $11.2 million compared to 1994, (2) the incurrence of $2.1 million in costs associated with the consolidation of the Ohio warehouses in 1996, (3) an increase in corporate retail stores over the prior years which maintain a significantly higher wage expense, as a percent to net sales, and (4) an increase of .08% in depreciation expense, as a percent of net sales, in 1996 compared to 1995 and .11% compared to 1994. These changes in operating costs were the result of strategic plan initiatives which had been implemented in 1996. The continuing challenge is to maximize productivity opportunities in all divisions while keeping the related implementation costs at reasonable levels.

     Interest expense was $0.6 million greater than 1995, but was $1.0 million below 1994. The increase over 1995 in dollars is attributable to the increased debt which was needed in 1996 to finance the purchase of the Westville warehouse and the acquisition of the five store grocery retail business. Even with the increase in debt necessary to finance these initiatives, interest expense was only .33% of net sales in 1996 compared to .32% in 1995 and .39% in 1994. The ability of the Company to borrow at favorable rates continues to facilitate our growth as well as provide continued balance sheet strength.

     The effective income tax rates for 1996, 1995 and 1994 were 42.6%, 40.3% and 40.7%, respectively. The slight increase in the 1996 effective tax rate compared to prior years was the result of an increase in non-deductible goodwill which increased with the five store retail grocery business acquisition.

     The positive trend in earnings continued in 1996 with net earnings achieving .40% of net sales and fees compared to .36% in 1995 and .27% in 1994. The 1996 net earnings of $10.3 million is a Company record. The percent of these net earnings to net sales has been the highest percentage in 14 years and was achieved on a sales base which grew by $90.8 million compared to 1995 and $117.5 million compared to 1994. Further, the Company declared record patronage dividends to be paid to active stockholders. As a result of record sales in 1996, coupled with a reduction in administrative staff and standardization of the buying system in all divisions, Roundy's was able to achieve its strategic goals for 1996 and posture itself for continued growth in 1997.



                         THE COMPANY

General

     Roundy's, Inc. and its subsidiaries (collectively the "Company") are engaged principally in the wholesale distribution of food and non-food products to supermarkets and warehouse food stores located in Wisconsin, Illinois, Michigan, Indiana, Ohio, Kentucky, Missouri, Arkansas, Pennsylvania, Tennessee and West Virginia. The Company also owns and operates 13 retail warehouse food stores under the name "Pick 'n Save" or "Park & Save," three limited assortment food stores under the name "Mor For Less" and 11 conventional food stores under the name "Cardinal Foods," "Village Market," "Park & Shop," "Price Less" or "Buy Low Foods." The Company offers its retail customers a complete line of nationally-known name brand merchandise, as well as a number of its own private and controlled labels. The Company services 890 retail grocery stores.

     In addition to the distribution and sale of food and nonfood products, the Company provides specialized support services for retail grocers, including promotional merchandising and advertising programs, accounting and inven tory control, store development and financing and assistance with other aspects of store management. The Company maintains a staff of trained retail counselors who advise and assist individual owners and managers with store operations.

     Roundy's, Inc. was incorporated in 1952 under the Wisconsin Business Corporation Law. The Company's executive offices are located at 23000 Roundy Drive, Pewaukee, Wisconsin 53072, and its telephone number is (414) 547-7999.

Operation as a Cooperative

     Roundy's has historically operated its food wholesale business on a cooperative basis, and therefore determined its Federal income tax liabilities under Subchapter T of the Internal Revenue Code, which governs the taxation of corporations operating on a cooperative basis.
Substantially all of Roundy's outstanding Class A (Voting) Common is owned by the owners ("stockholder-customers") of 130 retail grocery stores serviced by Roundy's. These stockholder-customers, who own approximately 70% of the combined total of Class A Common and Class B Common, may receive patronage dividends from Roundy's based on the sales of Roundy's to such stockholder-customers. The patronage dividend is payable at least 20% in cash and the remainder in Class B Common. Patronage dividends for the years ended December 28, 1996 and December 30, 1995 were payable 30% in cash and 70% in Class B Common. There were no patronage dividends paid for the year ended December 31, 1994 because the Company did not meet the requirement imposed under its By-Laws which provides that the book value per share of its Common Stock must increase by 10% before any patronage dividends may be paid. See "Payment Of Patronage Dividends". Under Subchapter T of the Internal Revenue Code, patronage dividends are deducted by Roundy's in determining taxable income, and are generally taxable to the stockholder-customers (including the value of the Class B Common), for Federal income tax purposes.

     Roundy's anticipates that in the future it will continue to operate on a cooperative basis in substantially this manner, although it is not required to do so and its operation on this basis, as well as its practice of paying patronage dividends, could be terminated at any time by action of the Board of Directors.

     The subsidiaries of Roundy's do not operate as cooperatives. The customers serviced by these subsidiaries are independent grocers, operating 760 retail stores. They do not receive patronage dividends. In addition, approximately 30% of the outstanding combined Class A Common and Class B Common is held by employees or former customers of Roundy's and, although they participate in the accumulation of equity in the Company, they do not receive patronage dividends and do not own any Class A Common.

     The applicable laws, regulations, rulings and judicial decisions affecting the determination of whether a corporation is operating on a cooperative basis for Federal income tax purposes under Subchapter T of the Internal Revenue Code are subject to interpretation. Although management believes that Roundy's qualifies as a cooperative for such purposes, Roundy's has not obtained, and does not intend to seek a ruling or other assurance from the IRS that this is the case. If the Internal Revenue Service were to challenge the cooperative status of Roundy's, and if Roundy's were to be unsuccessful in defending such status, Roundy's might incur a Federal income tax liability with respect to patronage dividends previously paid to stockholder-customers during the tax years in question and reflected as tax deductions by Roundy's. Roundy's thereafter might incur significantly increased consolidated Federal income tax liabilities in future tax years.

Wholesale Food Distribution

     The Company distributes a broad range of food and nonfood products to its customers and to corporate-owned retail stores. The Company has seven product lines: dry grocery, frozen food, fresh produce, meat, dairy products, bakery goods and nonfood products. The Company has no long-term purchase commitments and management believes that the Company is not dependent upon any single source of supply. No source of supply accounted for more than 5% of the Company's purchases in fiscal 1996.

     The Company sells brand name merchandise of unrelated manufacturers, including most nationally advertised brands. In addition, the Company sells numerous products under private and controlled labels, including but not limited to "Roundy's," "Old Time," "Shurfine" and "Buyers' Choice." Private label product sales for the Company accounted for $175,459,000, $166,045,000 and $153,699,000 of the Company's
sales during fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994, respectively.

     As described above, Roundy's, exclusive of its subsidiaries, has historically operated on a cooperative basis with respect to its wholesale food distribution business. Roundy's cooperative operations accounted for approximately 37% of the Company's consolidated net sales and service fees for fiscal 1996, 1995 and 1994. At December 28, 1996, Roundy's had 70 stockholder-customers actively engaged in the retail grocery business, operating a total of 130 retail grocery stores. Roundy's cooperative wholesale food business is focused primarily in Wisconsin, where all but 6 of these 130 retail grocery stores are located (6 are in Illinois). At December 28, 1996 the Company (including its subsidiaries) had 760 independent retail food store customers. Sales by the Company to the independent retail food stores accounted for 52%, 54% and 54% of the Company's consolidated net sales and service fees for fiscal 1996, 1995 and 1994, respectively.

     The Company's primary marketing objective is to be the principal source of supply to both its stockholder-customers and other independent retailers. In an 11 state area the Company serviced 130 retail grocery stores operated by its stockholder-customers, 760 retail stores operated by non-stockholders and 27 Company-owned and operated retail stores during fiscal 1996. Of the Company's consolidated net sales and service fees for this period, $582,278,000 or 22.6% were attributable to five customers, with one customer accounting for $242,679,000 or 9.4% of such sales. Approximately 80% or 733 retail stores purchased less than $3,000,000 each from the Company in fiscal 1996. 116 customers owned more than one retail food store, with one customer owning 14 retail food stores.

     The Company generally distributes its various product lines by a fleet of 280 tractor cabs and 670 trailers and some products are shipped direct from manufacturers to customer locations. Most customers order for their stores on a weekly basis and receive deliveries from one to five days a week. Orders are generally transmitted directly to a warehouse computer center for prompt assembly and dispatch of shipments. The Company has retail counselors and merchandising specialists who serve its customers in a variety of ways, including the analysis of and recommendation on store facilities and equipment; development of programs and objectives for establishing efficient methods and procedures for receipt, handling, processing, checkout and other operations; informing customers on latest industry trends; assisting and dealing with training needs of customers; and, if the need arises, acting as liaison or problem solver between the Company and the customers. The retail counselors and specialists are assigned a specific geographic area and periodically visit each customer within their assigned area.

     The Company renders statements to its customers on a weekly basis to coincide with regular delivery schedules. Roundy's accounts of single store owners are considered delinquent if not paid on the statement date. Accounts of multiple store owners are considered delinquent if not paid within three days of the statement date. Accounts of Roundy's subsidiaries are considered delinquent if not paid within seven days of the statement date. The majority of accounts are collected via the Automated Clearing House ("ACH") system. Delinquent accounts are charged interest at the rate of prime plus 5%, computed on a daily basis.
During each of the past three fiscal years, the Company's bad debt expense has been less than .38% of sales. In 1996, 1995 and 1994, the Company's bad debt expense was $5,302,600, $5,871,500 and $9,166,600, respectively.

Retail Food Stores

     The Company operates three types of corporate stores (high volume-limited service retail "warehouse" stores, high value-limited assortment retail stores and conventional retail stores). The high volume-limited service warehouse stores are designated as "Pick 'n Save" or "Park & Save" which generally offer, at discount prices, complete food and general merchandise lines to the customer, emphasizing higher demand items, with stores ranging from 33,000 to 73,000 square feet per store. The high value-limited assortment retail stores are designated as "Mor For Less" which emphasize low cost, high value lines to the customer, with stores ranging from 12,800 to 24,000 square feet per store. Conventional retail stores operated under the name "Cardinal Foods," "Village Market," "Park & Shop," "Price Less" or "Buy Low Foods" generally emphasize full service to the customer at competitive prices. These stores range from 9,000 to 42,000 square feet. The number of stores operated by the Company at the end of its three most recent fiscal years was as follows:


     Type of Store                   1996       1995      1994
--------------------------------     ----       ----      ----
High Value-Limited Assort-
ment and High Volume-Limited
Service Stores (Warehouse
food stores).....................       16        15       11

Conventional Retail Stores.......       11         7        4

     Sales of Company-operated stores during the three most recent fiscal years were $275,761,000, $226,513,000 and
$231,364,000 for fiscal 1996, 1995 and 1994, respectively.
The additional volume of wholesale sales generated by the retail stores owned and operated by the Company helps to reduce the overhead of the business and increases the Company's return to its stockholders.

Employees

     At December 28, 1996, the Company had employed full-time 1,144 executive, administrative and clerical employees, 1,324 warehouse and processing employees and drivers and 813 retail employees and had employed 2,200 part-time employees. Substantially all of the Company's warehouse employees, drivers and retail employees are represented by unions, with contracts expiring in 1997 through 2001. The Company considers its employee relations to be normal. There have been no significant work stoppages during the last five years. Substantially all full-time employees are covered by group life, accident, and health and disability insurance.

Competition

     The grocery industry, including the wholesale food distribution business, is characterized by intense competition and low profit margins. The shifting of market share among competitors is typical of the wholesale food business as competitors attempt to increase sales in any given market. In order to compete effectively, the Company must have the ability to meet rapidly fluctuating competitive market prices, provide a wide range of perishable and nonperishable products, make prompt and efficient delivery, and provide the related services which are required by modern supermarket operations.

     The Company competes with a number of local and regional grocery wholesalers and with a number of major businesses which market their products directly to retailers, including companies having greater assets and larger sales volume than the Company. The Company's customers and the Company's corporate stores also compete at the retail level with several chain store organizations which have integrated wholesale and retail operations. The Company's competitors range from small local businesses to large national and international businesses. The Company's success is in large part dependent upon the ability of its independent retail customers to compete with larger grocery store chains.

     In the Milwaukee area, the "Pick 'n Save" group, which consists of both independently-owned and Company-owned stores, continues to be the market share leader with 50% of households in the Milwaukee metropolitan statistical area purchasing "most of their groceries" from "Pick 'n Save" as reported in the Milwaukee Journal Consumer Analysis Survey taken in the Fall of 1996.

     In competing for customers, emphasis is placed on high quality and a wide assortment of product, low service fees and reliability of scheduled deliveries. The Company believes that the range and quality of other business services provided to retail store customers by the wholesaler are increasingly important factors, and that success in the wholesale food industry is dependent upon the success of the Company's customers who are also engaged in an intensely competitive, low profit margin industry.

Stockholder-Customers

     Substantially all of Roundy's (but not its subsidiaries) customers are also stockholders of Roundy's.
Roundy's does not require that its stockholders buy merchandise exclusively from Roundy's or that they purchase a minimum amount of merchandise in order to remain stockholders; however, for a stockholder-customer to remain a holder of Class A Common, Roundy's must be such stockholder-customer's principal source of supply. See
"EXCHANGE OF CLASS A COMMON FOR CLASS B COMMON." In order to continue to be supplied by Roundy's, stockholders must meet certain minimum order quantities.

     Generally, Roundy's will stop selling to a shareholder only when there has been nonpayment for merchandise delivered or indebtedness payable to Roundy's or the stockholder defaults in the payment of indebtedness that Roundy's has guaranteed. In the event of such a termination, Roundy's will repurchase such person's Common Stock subject to the limitations described under "REPURCHASE OF SHARES."

     Each customer of Roundy's is required to maintain a buying deposit for each Active Customer it operates in an amount equal to the greater of $20,000 or the estimated amount of purchases by the Active Customer from Roundy's over a two week period (subject to Roundy's reserved right to increase the amount of the deposit required of any stockholder-customer). This deposit requirement may be satisfied by either a cash deposit in the specified amount (bearing no interest), or the collateral pledge of Class A Common and/or Class B Common. In either case, a stockholder-customer may make its entire deposit or payment in cash at the outset of its customer relationship, or it may fulfill part or all of its buying deposit requirement by means of weekly or monthly payments, in accordance with an amortization schedule forming a part of the Buying Deposit Agreement between such stockholder-customer and Roundy's.
See "TERMS OF OFFERING--Buying Deposits; Application Of Deposited Funds," and Exhibit B attached hereto.

     In addition to the buying deposit described above, Roundy's By-Laws provide that Roundy's has a lien against all outstanding Class A Common and Class B Common as security for the payment, from time to time and as often as the same may become due and payable, of any and all obligations of the holder to Roundy's and no shares of stock held by a stockholder-customer will be transferred on the books of Roundy's until all obligations of the stockholder-customer to Roundy's have been paid in full. To perfect its lien, Roundy's retains physical possession of the stock certificate and provides the stockholder with a photocopy thereof. If, at the time of a repurchase of stock from a stockholder-customer, that person has an unpaid obligation to Roundy's, or to any of its subsidiaries, the amount of that obligation will be deducted from the proceeds payable upon the repurchase of that stock. For a description of other restrictions on transfer of stock contained in the Company's By-Laws, see "DESCRIPTION OF STOCK--Restrictions on Transfer."

Payment of Patronage Dividends

     Roundy's is obligated by Article V of its By-Laws, as amended, to pay a patronage dividend to its stockholder-customers out of and based upon net earnings from business done by Roundy's with such stockholder-customers in any fiscal year in an amount which would reduce the net earnings of the Company to such amount as will result in an increase of 10% in the Book Value of the outstanding Roundy's Stock as of the close of such fiscal year (calculated after the payment of patronage dividends). For example, Book Value at December 28, 1996 was $94.30 per share. No patronage dividends for the year ending January 3, 1998, may be paid until $9.43 (10% of $94.30) per share is added to such Book Value. Based upon the number of shares outstanding at December 28, 1996, earnings in the aggregate amount of $10,616,520 must be retained before patronage dividends may be paid. Any increase in Book Value over $9.43 must be distributed in the form of patronage dividends to the extent permitted by the Internal Revenue Code. Income from the operations of subsidiaries and other income, from such sources as investments in securities and the sale or exchange of capital assets, constitutes income derived from sources other than patronage and is not distributed as patronage dividends. Consequently, the Book Value may increase by more than 10% in any year.

     Previous to the December 13, 1988 and the December 9,
1986 amendments to the By-Laws, which required the Book
Value to increase by 12% and 15%, respectively, before patronage dividends were to be paid, the specified Book
Value increase was 12%. The Board of Directors annually reviews Article V of its By-Laws to insure the requirements contained therein are consistent with Company goals. The increases in Book Value of Roundy's Stock outstanding for the last three years are as follows:

Fiscal       Increase in Book            Minimum Requirement
 Year        Value Per Share           Per Article V of By-Laws
------       ----------------          ------------------------
1996           10.7%                         10%
1995           10.0%                         10%
1994            8.0%                         10%

     There can be no assurance that patronage dividends will be paid in the future, or, if paid, the amount or form of payment thereof. Roundy's is under no obligation to pay patronage dividends except to the extent provided by Article V of its By-Laws, and these By-Law provisions are subject to modification or repeal at any time by the Board of Directors. A copy of Article V of the By-Laws, as amended, is attached hereto as Exhibit C.

     Patronage dividends, when paid, are payable in the fiscal year following the fiscal year in which accrued. At least 20% of the amount of patronage dividend must be paid in cash, but a greater percentage may be paid in cash depending on the cash needs of the Company at the time and the necessity of compliance with the terms of the Company's credit agreements.

     Patronage dividends, if any, are determined on the basis of qualifying sales by Roundy's to its stockholder-customers. The amount distributed to any customer-stockholder is therefore based on that customer's sales volume and not its stock holdings. While stockholder-customers effecting larger purchases from Roundy's may have a greater stock equity interest in Roundy's, the voting power of such customers will not increase in proportion because each stockholder-customer is permitted to hold only
100 shares of Class A Common for each retail store it operates, and the shares of Class B Common distributed as patronage dividends are non-voting shares. (See
"DESCRIPTION OF STOCK" and "VOTING TRUST".)

     Sections 1381 through 1388 of the Internal Revenue Code provide that if 20% or more of the total patronage dividend is paid in cash and the balance in "qualified written notices of allocation", then Roundy's, when computing its taxable income, may deduct the total patronage dividend in determining its taxable income. Stockholder-customers who receive "qualified written notices of allocation" (Class B Common issued by Roundy's) are, in turn, required to include the full stated dollar amount of the Class B Common and the cash received in their respective tax returns as income when received. A "written notice of allocation" becomes "qualified" when the stockholder-customer consents to take the Class B Common into its income at the stated dollar amount. This consent occurs when a person signs a written consent or when such person becomes a stockholder or remains a stockholder after receiving written notice and a copy of Roundy's By-Law provision stating that a person becoming or remaining a stockholder of Roundy's shall be deemed to have given the requisite consent. Each new stockholder-customer is required to sign a consent which makes the certificates representing shares of Class B Common issued to that stockholder qualified written notices of allocation. The requirement to pay 20% of the patronage dividend in cash has had no material adverse effect on Roundy's.

     The following table sets forth the total amount of patronage dividends paid to stockholder-customers with respect to purchases during the past four years, the percentage paid in cash and in securities and the number of shares of Class B Common issued:

                                              Securities
                                      ---------------------------------
Year Ended             Total Dividend   Cash %   %      No. of Shares
----------             --------------  -------  ---     -------------
December 28, 1996        $5,568,300         30   70        40,013
December 30, 1995         5,128,500         30   70        39,928
December 31, 1994                 0          -    -             0
January 1, 1994           5,300,700         30   70        45,490

     In each year in which patronage dividends are paid, the Board of Directors determines the percentage to be paid in cash and in Class B Common shares. This percentage is applied to the dollar amounts determined as the patronage dividend payable to each respective stockholder-customer, to determine the number of Class B Common shares to be distributed to such person. The total dollar amounts payable in cash and in securities in any given year to all stockholder-customers will not correspond exactly to the given percentages, principally because of rounding to avoid the issuance of fractional shares, and because patronage dividends payable to former stockholder-customers whose shares have been redeemed during the fiscal year are, in most cases, paid entirely in cash. Although a minimum of 20% of each recipient's total annual patronage dividend is required to be paid by Roundy's in cash, the cash portion may be insufficient, depending upon the income tax bracket of each recipient, to provide funds for the full payment of the federal income tax liability incurred by the recipient with respect to such patronage dividends.

     The preceding discussion is only a summary of the most significant aspects of the taxation of cooperatives under the Internal Revenue Code, based on the understanding of the management of Roundy's, and should not be construed as tax advice to any individual stockholder, each of which should consult its own tax advisor for individual tax advice.

     Roundy's may in its sole discretion pay patronage dividends to nonstockholder-customers. No such dividends have been paid in the last four years. Persons who are not customers of Roundy's are not entitled to receive patronage dividends. Computation of the amount of patronage dividends payable to stockholder-customers in any year is made after the determination of patronage dividends, if any, payable to nonstockholder-customers.

     For further information with respect to patronage dividends, reference is made to Article V of Roundy's By-
Laws, attached hereto as Exhibit C.

Stockholder-Customer Services

     Roundy's provides a variety of services described below to its stockholder-customers to help them maintain a competitive position within the retail grocery industry. Roundy's charges for certain of these services and provides other services as a general stockholder-customer benefit. Such services are generally not offered to customers who are not stockholders, but upon specific request of such a customer some of these services may be rendered for a fee, in the discretion of the officers of Roundy's. Overall, the net income generated by these services is not material.

Roundy's services to stockholder-customers include the following:

1. Pricing Services. Substantially all of the stockholder-customers of Roundy's participate in one of three voluntary pricing program options. Under each option, the individual retailer retains full resale pricing discretion.

     a. Zone Pricing. For each item Roundy's delivers to stockholder-customer stores there have been established several suggested retail price zones. The stockholder-customer elects to have his merchandise invoiced and priced at one of these zones based on his competitive situation and location in the trading area. The retail price that he chooses will be indicated on all of his invoices and on up to ten cases of each item in every delivery. Approximately 44% of the stockholder-customers participate in the suggested zone pricing service.

     b. Custom Pricing. Stockholder-customers who wish to create and maintain their own unique pricing structure participate in the "custom pricing" program. Subscribing stockholder-customers provide Roundy's with the retail price they wish to maintain on each item, and Roundy's indicates these figures on the invoices and on up to ten cases of each item in each delivery. The stockholder-customer may update this pricing structure weekly in accordance with changes in wholesale costs and competitive activity in his particular market area. Approximately 56% of the stockholder-customers participate in custom pricing.

     c. Special Individual Pricing ("SIP"). Those stockholder-customers desiring a more competitive pricing structure than zone pricing but with less administrative requirements than custom pricing may choose a SIP schedule. This allows a stockholder-customer to select from each of the zones certain categories of merchandise to meet his particular competitive needs. Suggested retail prices are changed periodically to reflect changes in the wholesale cost of the item. In all cases the stockholder-customer may make price changes on merchandise within their stores as required by their own competitive market situation.

2. Ordering Assistance. Roundy's provides various programs to increase the speed and efficiency of the order transmittal process. It sells or rents to retailers electronic units with which the retailer can transmit his orders electronically by telephone.

3.   Point of Sale Host-Computer Support.  Upon request,
Roundy's will provide assistance to the retailer and computer support in connection with the retailer's adoption and use of scanners at the checkout counter.

4. Velocity Reports. If desired, Roundy's can provide detailed summaries of all items ordered by the retailer from Roundy's, together with pricing, prior period, and profit margin data.

5. Store Engineering. Roundy's Store Engineering department aids stockholder-customers in equipment procurement, store engineering and site development activities. For a fee, Roundy's will provide plat plans, floor plans, elevations and other drawings for new or remodeled stores, construction cost estimates and design consultation. In addition, the department can procure many types of store fixtures and equipment at a price reflecting a volume discount.

6. Customer Loans. Roundy's has maintained a continuous effort to assist qualified stockholder-customers and independent retailers to remodel and expand existing retail locations and to develop new retail outlets. The Company's loans receivable as of December 28, 1996 are summarized in the table below(2).

                                    Outstanding
             Number              Balance    Range of     Range of
             of      Original     as of     Interest     Maturity
             Loans    Amount    Dec. 28,1996  Rates      Dates
Inventory,
Equipment
Loans          145  $38,263,000 $28,152,500  Variable(1)   1997-2011

________________

(1)  Variable rates based on the Company's cost of borrowing.

(2) The Company has guaranteed customer bank loans and customer leases amounting to $645,700 and $983,500, respectively at December 28, 1996. These amounts are not included in the table above.

7. Lease Program. The Company has a lease program under which it may in its discretion lease store sites and equipment for sublease to qualified customers. This enables customers to compete with large grocery store chains for store sites at favorable rates. The Company presently has such real estate and equipment leases with lease terms from 1997 to 2018. Aggregate lease rentals received under this program were $21,628,300, $22,045,500 and $22,329,500 in
1996, 1995 and 1994, respectively.

8. Retail Accounting. Roundy's has a retail accounting program available for stockholder-customers using its data processing equipment and expertise. The service includes general ledger, payroll, personnel reports, sales and income tax returns, accounts payable and financial reporting. Stockholder-customers may select any one or more parts of the program or the complete package. Approximately 68 stores participate in this program. The service charges depend on the services received by the stockholder-customer.

9. Group Advertising. Roundy's regularly sponsors institutional brand advertising of Roundy's and Old Time products for all stores on a continuing basis. This advertising, which may include TV, radio, newspaper and anniversary sales is intended to help promote the sales of the Roundy's private label products. All stockholder-customers may utilize Roundy's Group Advertising Program. Each week these retailers receive ad planners with suggested feature items together with window signs, shelf talkers and newspaper layouts. The Group Advertising Staff assists the stores in the improvement of their local advertising program.

10. Bakery Program. Retailers participate in Roundy's bakery program, taking advantage of centralized buying.
Three programs are offered: rack service stocked by the bakery representative, with and without returns on unsold merchandise, and drop shipments without returns. All programs are delivered directly from the supplier to the retailer, but are billed through Roundy's.

11. Merchandising. Roundy's merchandising service advises customers on such matters as in-store promotions, internal store arrangements and shelf utilization.

12. Insurance. Roundy's has a general insurance agency that markets commercial property and casualty, personal lines, all group products, and life insurance. The agency primarily specializes in programs for the food industry.

13. Real Estate. Roundy's has a real estate department that provides site surveys, financial projections, business valuations, lease negotiations, and sales of supermarkets and residential properties.

14. Retail Training Programs. Roundy's has instituted and maintained an ongoing training program for its stockholder-customers. The planned programs include professionally conducted seminars relating to all departments of the store and management. The programs are also geared to present the retailers with up-to-date information on market changes and new innovations on energy, productivity and scanning. The program also makes available to the retailer a film library, home study courses, programmed instructions, manuals and an audiscan program to train fully all of the retailer's employees.

15. Miscellaneous Advisory Services. Roundy's has retail counselors and merchandising specialists, who serve the stockholder-customers in a variety of ways, including the analysis of and recommendations on store facilities and equipment; development of programs and objectives for establishing efficient methods and procedures for receipt, handling, processing, checkout and other operations;
informing stockholder-customers on latest industry trends;
assisting in dealing with training needs of stockholder-customers; and, if the need arises, acting as liaison or problem-solver between Roundy's and the stockholder-customer. The retail counselors and specialists are assigned specific geographic areas and periodically visit each customer within their assigned areas.

Real Estate
-----------
     The Company's principal executive offices are located in Pewaukee, Wisconsin. These offices are on a 5-acre site.
A portion of these facilities are owned by Roundy's and the remainder are leased from a third party.

     Wholesale activities are conducted by the Company from
the following warehouses:
                                                  Approximate
                                                  Warehouse
Location                 Products Distributed     Square Footage
--------                 --------------------     --------------
Wauwatosa, Wisconsin     All product lines,        745,000 (O)
                         except nonfood products

Mazomanie, Wisconsin     Dry groceries and         225,000 (L)
                         nonfood products

Westville, Indiana       All product lines,        557,000 (O)
                         except nonfood products

Lima, Ohio               All product lines,        460,000 (O)
                         except produce and
                         nonfood products

Eldorado, Illinois       Dry groceries and         384,000 (O)
                         dairy products

Van Wert, Ohio           Nonfood products          115,000 (L)

Evansville, Indiana      Frozen foods and           94,000 (O)
                         meat

South Bend, Indiana      Frozen foods               84,000 (L)

Muskegon, Michigan       All product lines,        215,000 (O)
                         except produce

                    O = Owned      L = Leased

     The Company believes its current properties are well maintained and, in general, are adequately sized to house existing operations. The Company is subject to regulation by the United States Food and Drug Administration and to certain state and local health regulations in connection with the operations of its facilities and its wholesale food business. The Company has not been subject to any actions brought under such regulations in the past five years.

Transportation

     The Company's transportation fleet for distribution operations as of December 28, 1996 consisted of 280 tractor cabs, 670 trailers and 10 straight delivery trucks. In addition, the Company owns 45 automobiles. Approximately
93% of the fleet is owned by the Company and the balance is leased.

Computers

     The Company owns most of its computers and related peripheral equipment. The computers are used for inventory control, billing and all other general accounting purposes.
The computer systems are adequate for the Company's operations.

Legal Proceedings

     The Company is not involved in any material litigation as either a plaintiff or defendant, nor is any other material litigation contemplated by Roundy's or, to the best of its knowledge, threatened against it. Although, the Company is involved in various claims and litigation arising in the normal course of business, in the opinion of management, the ultimate resolution of these actions will not materially affect the consolidated financial position, results of operations or cash flows of the Company.



                         MANAGEMENT

The Directors and Executive Officers of Roundy's are as follows:


                              Position(s) Held with Roundy's
      Name             Age    and Business Experience
--------------------   ----   -------------------------------



Gerald F. Lestina       54    President and Chief Executive Officer
                              since 1995; President and Chief Operating
                              Officer 1993-1995; Vice President of
                              Wisconsin Region 1992-1993; President of
                              Milwaukee Division 1986-1993; Director
                              since 1991 (term expires 1999)

Roger W. Alswager       48    Vice President of Real Estate since 1989

Londell J. Behm         46    Vice President of Advertising since 1987

Ralph D. Beketic        50    Vice President-Wholesale since 1996;
                              Vice President-Wisconsin Region 1996;
                              President of Milwaukee Division since
                              1993; Vice President of Sales- Milwaukee
                              Division 1991-1993

David C. Busch          48    Vice President of Administration since
                              1993; Vice President of Human Resources
                              1990-1993

Edward G. Kitz          43    Vice President, Secretary & Treasurer
                              since 1995; Vice President & Treasurer
                              since 1989

Charles H.              54    Vice President of Logistics and Planning
Kosmaler, Jr.                 since 1993; Vice President of Adminis-
                              trative Efficiencies 1992-1993

Debra A. Lawson         41    Vice President of Human Resources since
                              1997; Vice President Administration-
                              Milwaukee Division 1994-1996; Director of
                              Consumer Affairs, Training and Development
                              1991-1993

John E. Paterson        49    Vice President-Distribution since 1997;
                              Vice President of Operations-Milwaukee
                              Division 1993-1996; Vice President of
                              Distribution for Quincy, Florida Division of Super Value Stores, Inc. 1991-1993

Robert D. Ranus         56    Vice President and Chief Financial Officer
                              since 1987; Director since 1987 (term
                              expires 2000)

Michael J. Schmitt      48    Vice President-Sales and Development since
                              1995; Vice President, Northern Region
                              1992-1995

Marion H. Sullivan      50    Vice President of Marketing since 1989

Robert E. Bartels       59    Director since 1994 (term expires 2000);
                              President and Chief Executive Officer of
                              Martin's Super Markets, Inc., South Bend,
                              Indiana

Charles R. Bonson       50    Director since 1994 (term expires 2000);
                              President of Bonson's Foods, Inc., Eagle
                              River, Wisconsin

Lloyd E. Coppersmith    56    Director since 1995 (term expires 1998);
                              President of Ron & Lloyd's, Inc., New
                              London, Wisconsin

Gary N. Gundlach        53    Director since 1990 (term expires 1999);
                              Owner of Pick 'n Save retail grocery
                              stores in Columbus, DeForest, McFarland,
                              Stoughton and Sun Prairie, Wisconsin

George C. Kaiser        64    Director since 1986 (term expires 1998);
                              Chairman and Chief Executive Officer,
                              Hanger Tight Company since 1988; Chief
                              Executive Officer, George C. Kaiser and
                              Co. since 1988; Director of The Baird
                              Funds, Inc. since 1992

Henry Karbiner, Jr.      56   Director since 1995 (term expires 1998);
                              President and Chief Operating Officer, Tri
                              City National Bank; Vice President and
                              Chief Financial Officer and Director, Tri
                              City Bankshares Corporation, Oak Creek,
                              Wisconsin

Patrick D. McAdams       47   Director since 1995 (term expires 1998);
                              General Manager and Treasurer of McAdams,
                              Inc., Oconomowoc, Wisconsin

Brenton H. Rupple        72   Director since 1993 (term expires 1999);
                              Retired Chairman of Robert W. Baird & Co.,
                              Milwaukee, Wisconsin


     Directors of Roundy's are elected by class and generally serve three-year terms; approximately one-third of the Board of Directors is elected annually. Of the ten current members of the Board of Directors, two are currently Executive Officers of Roundy's (Messrs. Lestina and Ranus) and four are "Retailer Directors" (Messrs. Bonson, Coppersmith, Gundlach and McAdams). The terms of the Roundy's, Inc. Voting Trust provide that each year the Trustees will vote to elect one stockholder-customer, chosen by a plurality vote of the Voting Trust Certificate Holders, to serve a three-year term as Director; however, the Roundy's, Inc. Voting Trust provides that in every third year, Voting Trust Certificate Holders will choose two Retailer Directors. Therefore, at any time there should be four Retailer Directors serving. See VOTING TRUST.

                    DESCRIPTION OF STOCK

Authorized Shares

     Roundy's is authorized by its Articles of Incorporation to issue 60,000 shares of Class A Common, $1.25 par value, and 2,400,000 shares of Class B Common, $1.25 par value. On December 28, 1996, 13,000 shares of Class A Common and 1,112,824 shares of Class B Common were outstanding.

Voting Rights

     Holders of Class A Common are entitled to one vote for each share held, on all matters which are submitted to a vote of stockholders. Stockholders are not entitled to cumulative voting rights. All of the shares of Class A Common outstanding as of the date of this Prospectus are owned of record by the Trustees of the Voting Trust. Shares deposited in the Voting Trust will be voted in the manner provided in the Voting Trust Agreement. See "VOTING TRUST."

     Except as otherwise required by law, holders of Class B Common are not entitled to vote on any matter submitted to a vote of the stockholders. The Wisconsin Statutes provide that the holders of the outstanding shares of a class of stock must be entitled to vote as a class upon any proposed merger, share exchange, sale of all or substantially all assets of a company or any amendment to the articles of incorporation which would, in either case, alter the rights, preferences, or relative status of the shares in any of a number of specified ways. These are the only circumstances in which holders of Class B Common are entitled to vote as stockholders.

Dividend Rights

     Holders of Class A Common and Class B Common are entitled to such dividends as may be declared by the Board of Directors. However, Roundy's does not expect to pay any dividends in the foreseeable future other than patronage dividends as described under "THE COMPANY--Payment of Patronage Dividends." Stockholders who are not customers of Roundy's are not entitled to receive patronage dividends.

Liquidation Rights

     In the event of the voluntary or involuntary liquidation of Roundy's, the holders of Class A Common and Class B Common will be entitled to share ratably in the assets of Roundy's remaining after payment of all Roundy's liabilities.

Repurchase of Shares

     Subject to certain limitations, Roundy's is obligated to repurchase Class A Common and Class B Common upon written request from stockholders who have terminated or substantially reduced their customer or employee relationships with Roundy's. Roundy's may, but is not obligated to, purchase shares held by other stockholders. See "REPURCHASE OF SHARES."

Restrictions on Transfer



     Roundy's Articles of Incorporation provide that no shares of Class A Common or Class B Common may be transferred for any purpose (including, but not limited to, sales, gifts, testate or intestate inheritance or pledge) unless and until (i) such transfer has received the prior written consent of Roundy's or (ii) Roundy's has agreed in writing to repurchase such shares and has failed to satisfy such obligation.

     The certificates representing Class A and Class B
Common bear a legend setting forth the foregoing limitations on the resale of such shares.

Other Restrictions and Rights

     The Class A Common and Class B Common, the full consideration for which has been paid, will not be subject to any further calls or assessments by Roundy's. However,
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposes on stockholders personal liability in an amount equal to the par value of their respective shares, or in an amount equal to the consideration paid for such shares in the case of no-par value stock, for all debts owing to employees of Roundy's for services performed for Roundy's, not exceeding six months' service in any one case. In a split decision without precedential value, the Supreme Court of Wisconsin has affirmed a lower court ruling holding that "par value," for purposes of this statute, should be construed to mean the "subscription price paid for the stock."

     Roundy's has a first lien upon any shares of its stock held by any stockholder for the amount of any indebtedness payable to the Company by such stockholder. To perfect its lien, Roundy's retains physical possession of the stock certificate and provides the stockholder with a photocopy thereof. No sale or transfer of any such stock shall be made until all such indebtedness to the Company shall have been paid in full. See "THE COMPANY--Stockholder-
Customers."

Transfer Agent

     Roundy's acts as its own transfer agent for its Class A and Class B Common.

Reports to Stockholders

     Roundy's will furnish annual reports to its stockholders within 120 days after the end of each fiscal year which will include financial statements audited by independent certified public accountants.


                        VOTING TRUST

     Each purchaser of Class A Common is requested, but not required, to deposit such shares in the Roundy's, Inc.
Voting Trust (the "Trust"). Such requests will be made only by means of a Prospectus relating to the Voting Trust
Certificates.

     The Trust was established in August, 1971, (was amended and restated in 1983 and was further amended in 1986 and in
1995), as the successor to an initial voting trust created at the time of the organization of Roundy's. The Trust has an indefinite term, although it may be terminated upon the vote of the Voting Trust Certificate Holders as provided therein. The main purpose for the establishment of the Trust, and its predecessor, was to insure the stability of management necessary to obtain long-term warehouse and other financing. At present, the Trust owns of record all of the outstanding Class A Common.

     Stockholders depositing shares of Class A Common in the Trust will receive Voting Trust Certificates evidencing beneficial ownership of the number of shares deposited.
Such certificates are not negotiable or transferable.

     The Voting Trust Agreement authorizes the Trustees to vote all shares deposited in the Trust, in their discretion, for the election of all but four of the Directors (there are currently ten Directors). On other matters submitted to a vote of stockholders (including the election of one Director each year), the Trustees are required to vote the shares deposited in the Trust as a block as directed by a vote of the holders of outstanding Voting Trust Certificates (with each share of Class A Common in the Trust entitling the depositor thereof to one vote). With respect to the election of the Director to be elected by the Voting Trust Certificate holders, the candidate receiving the greatest number of votes from among the Voting Trust Certificate holders shall receive all of the votes represented by shares held in the Voting Trust. On all other matters submitted to a vote of the Voting Trust Certificate holders, the shares of Class A Common held in the Voting Trust shall be voted as directed by a majority of the Voting Trust Certificate holders (except that, with respect to certain fundamental matters submitted to a vote of stockholders, including the merger of Roundy's, liquidation or sale of all its assets, the requisite approval is increased to a two-thirds majority of Voting Trust Certificate holders unless such action has been recommended by the Board of Directors). The Wisconsin Business Corporation Law provides shareholders of Wisconsin business corporations, such as Roundy's, with the right to dissent from certain corporate actions (for example, a merger, consolidation, certain amendments to the Articles of Incorporation, and certain other specified corporate transactions) and receive "fair value" for their shares in lieu of any other consideration offered for such shares in connection with the proposed transaction or action
("Dissenter's Rights"). Although the shares of Class A common are held of record by the Trustees of the Voting
Trust, the Voting Trust Agreement specifies that Voting
Trust Certificate holders are entitled to exercise any Dissenter's Rights which arise from a proposed corporate action or transaction on the part of Roundy's, and the Voting Trust Agreement specifies the procedure for a Voting Trust Certificate holder to notify the Trustees of his, her or its intention to exercise such Dissenters' Rights. The Voting Trust Agreement provides further that: (a) in the event the Voting Trust is terminated upon the effectiveness of such corporate action or transaction on the part of Roundy's, then shares of Class A Common shall be distributed to the Voting Trust Certificate holder who shall thereafter be responsible for complying with the appropriate statutory procedures for obtaining "fair value" for such shares , and
(b) that, if the Voting Trust is not terminated upon the effectiveness of such corporate action or transaction on the part of Roundy's, then a Voting Trust Certificate holder who has notified the Trustees of his, her or its intention to exercise Dissenters' Rights shall be deemed to have withdrawn such shares from the Voting Trust and such shares will be distributed to such dissenting shareholder in accordance with the Voting Trust Agreement. A meeting of Voting Trust Certificate holders is held prior to each meeting of stockholders for the purpose of presenting to the Certificate holders the matters to be voted upon at the stockholders' meeting. The format of the Voting Trust Certificate holders' meeting follows that of a customary meeting of stockholders with respect to notice and the opportunity to vote in person or by proxy.

     Persons holding certificates issued with respect to shares deposited in the Trust (as amended and restated) prior to September 16, 1983 who agreed to the amended and restated Voting Trust Agreement prior to December 17, 1983 have an annual right to withdraw such shares from the Trust. All other Voting Trust Certificate holders must wait until their shares of Class A Common have been on deposit for five full years before becoming entitled to withdrawal rights.
No more than one-third of the total number of shares of Class A Common outstanding may be withdrawn in any single calendar year. The Trustees give notice of this right of withdrawal to each person entitled to withdraw shares on or before January 31 of each year, and all withdrawals must take place during the months of February or March.

     In addition to the revisions to the Voting Trust Agreement constituting Amendment 1995-1, the Voting Trust Agreement was amended to increase the number of retailer directors to four, and corresponding amendments were made to the related provisions of the Voting Trust Agreement (for example, the number of Retailer-Trustees' terms expiring will now be two in every third year, meaning there will be two vacancies to be filled every third year and that the advisory committee will nominate 5 instead of three to fill 2 seats instead of one).

     All cash dividends received by the Trustees on the shares of Class A Common deposited in the Trust will be paid by them to the Voting Trust Certificate holders. Any stock dividends payable in Class A Common will be retained by the Trustees and a like number of additional Voting Trust Certificates will be issued to the depositors. In the event of a liquidation of Roundy's, all money or property received by the Trustees with respect to the stock deposited in the Trust will be distributed among the depositors in proportion to their respective stock interests in the Trust.

     The Voting Trust Agreement provides that there shall be seven Trustees, consisting of two "Officer Trustees" (currently Gerald F. Lestina and Edward G. Kitz), who shall be officers of Roundy's; two "Independent Trustees"
(currently Robert R. Spitzer and Gary R. Sarner), who shall be persons having executive business management experience who are independent from the management and stockholders of Roundy's; and three "Retailer Trustees" (currently Victor C. Burnstad, Robert S. Gold and David A. Ulrich), who shall be stockholder-customers of Roundy's but may not be Directors. The term of an Officer Trustee is determined by the Board of Directors, and an Officer Trustee automatically ceases to be a Trustee upon ceasing to be an officer of Roundy's. Retailer Trustees and Independent Trustees serve five-year terms. Successor trustees are appointed by majority vote of the remaining Trustees.

     Mr. Burnstad is President and stockholder of Burnstad Bros., Inc. a stockholder-customer of Roundy's. Mr. Gold is President and stockholder of B. & H. Gold Corporation, a stockholder-customer of Roundy's. Mr. Ulrich is principal stockholder of Mega Marts, Inc., a stockholder-customer of Roundy's. For information concerning Mr. Lestina and Mr. Kitz see "MANAGEMENT."

     The Voting Trust may be deemed to be an "affiliate" of Roundy's, and the Trustees of the Voting Trust, as a group, may be considered to be "parents" of Roundy's, as these terms are defined in the Securities Act of 1933, as amended, and the regulations thereunder.

                        LEGAL MATTERS

     The legality of the Class A Common and Class B Common offered hereby has been passed upon by Whyte Hirschboeck
Dudek S.C., 111 East Wisconsin Avenue, Suite 2100,
Milwaukee, Wisconsin 53202.

                           EXPERTS

     The consolidated financial statements of Roundy's, Inc. and subsidiaries and the related consolidated financial statement schedules as of December 28, 1996 and December 30, 1995 and for each of the three years in the period ended December 28, 1996 included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       INDEMNIFICATION

     Roundy's has, in its By-Laws, established a policy indemnifying officers and directors for liabilities and expenses arising out of their actions in their capacities as officers and directors. This would include indemnification for certain liabilities on the part of officers and directors under the Securities Act of 1933 (the "Securities Act"). It is the public policy of the state of Wisconsin, as expressed in Section 180.0859 of the Wisconsin Business Corporation Law, to require or permit indemnification against claims arising under federal law and state securities laws.

     However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Roundy's pursuant to the foregoing provisions, Roundy's has been informed that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                INDEX TO FINANCIAL STATEMENTS

                                                             Page

Roundy's, Inc. and Subsidiaries Audited Financial Statements:

     Independent Auditors' Report                             F-2

     Statements of Consolidated Earnings for each of the
       three years in the period ended December 28, 1996      F-3

     Consolidated Balance Sheets at December 28, 1996
       and December 30, 1995                                  F-4

     Statements of Consolidated Stockholders' Equity
       for each of the three years in the period
       ended December 28, 1996                                F-6

     Statements of Consolidated Cash Flows for each of the three years in the period ended December 28, 1996 F-7

     Notes to Financial Statements                            F-8



                             F-1

Independent Auditors' Report


To the stockholders and Directors of Roundy's, Inc.:

     We have audited the accompanying consolidated balance sheets of Roundy's, Inc. and its subsidiaries as of December 28, 1996 and December 30, 1995 and the related statements of consolidated earnings, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 28, 1996 and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.


Milwaukee, Wisconsin
February 21, 1997
                             F-2


Statements of Consolidated Earnings

For The Years Ended December 28, 1996, December 30, 1995 and December 31, 1994

                                   1996             1995            1994
                               --------------  -------------  ---------------
Revenues:
   Net sales and service fees  $2,579,010,200  $2,488,196,200  $2,461,509,600
   Other-net                        4,494,700       3,966,100       3,892,300
                               --------------  --------------  --------------
                                2,583,504,900   2,492,162,300   2,465,401,900
                               --------------  --------------  --------------
Costs and Expenses:
   Cost of sales                2,333,216,600   2,260,039,400   2,230,645,500
   Operating and administrative   218,342,700     203,943,400     214,221,900
   Interest                         8,479,900       7,929,000       9,479,300
                               --------------  --------------  --------------
                                2,560,039,200   2,471,911,800   2,454,346,700
                               --------------  --------------  --------------
Earnings Before Patronage
   Dividends                       23,465,700      20,250,500      11,055,200

Patronage Dividends                 5,568,300       5,128,500
                               --------------  --------------   -------------
Earnings Before Income Taxes       17,897,400      15,122,000      11,055,200

Provision (Credit) for Income Taxes:
   Current-Federal                  5,396,400       7,361,200       7,863,700
          - State                     859,800       1,177,400       2,290,100
          -Jobs & other tax credits  (141,200)       (105,700)       (448,700)
          -Deferred                 1,515,000      (2,333,000)     (5,204,000)
                               --------------  --------------   -------------
                                    7,630,000       6,099,900       4,501,100
                               --------------  --------------   -------------
Net Earnings                   $   10,267,400  $    9,022,100   $   6,554,100
                               ==============  ==============   =============

See notes to consolidated financial statements.
                             F-3

Consolidated Balance Sheets

As of December 28, 1996 and December 30, 1995

                                        1996                1995
                                   -------------       --------------
Assets

Current Assets:
   Cash and cash equivalents       $  40,342,300        $  26,382,000
   Notes and accounts receivable,
    less allowance for losses,
    $6,314,700 and $8,431,300,
    respectively                      98,593,300           99,727,000
   Merchandise inventories           155,562,300          163,204,100
   Prepaid expenses                    2,741,000            5,060,700
   Refundable and future income
    tax benefits                       7,817,400            8,496,800
                                   -------------        -------------
     Total current assets            305,056,300          302,870,600
                                   -------------        -------------
Other Assets:
   Notes receivable, less
    allowance for losses,
    $5,576,000 and $4,641,000,
    respectively                      12,386,600           17,249,100
   Other real estate                   4,439,700            4,659,400
   Goodwill and other assets          12,100,600            5,300,600
   Deferred income tax benefit         1,922,000            2,706,000
                                   -------------        -------------
      Total other assets              30,848,900           29,915,100
                                   -------------        -------------
Property and Equipment - At Cost:
   Land                                5,343,900            5,042,700
   Buildings                          69,084,600           43,021,900
   Equipment                         101,679,800           94,499,200
   Leasehold improvements             13,467,600           12,412,000
                                   -------------        -------------
                                     189,575,900          154,975,800
   Less accumulated depreciation
    and amortization                  90,840,100           80,424,900
                                   -------------        -------------
       Property and equipment - net   98,735,800           74,550,900
                                   -------------        -------------
                                   $ 434,641,000        $ 407,336,600
                                   =============        =============

See notes to consolidated financial statements.
                             F-4
Liabilities and Stockholders' Equity

Current Liabilities:
  Current maturities of
   long-term debt                  $  10,225,800        $   3,776,500
  Accounts payable                   159,038,100          165,539,300
  Accrued expenses                    44,358,400           42,231,400
  Income taxes                           936,100              583,600
                                   -------------        -------------
      Total current liabilities      214,558,400          212,130,800

  Long-Term Debt, Less
   Current Maturities                 93,614,600           78,850,200
  Other Liabilities                   16,522,700           16,322,500
                                   -------------        -------------
      Total liabilities              324,695,700          307,303,500

Commitments and Contingencies  (Note 10)

Redeemable Common Stock                6,217,100            8,132,000
                                   -------------        -------------
Stockholders' Equity:
   Common stock:
     Voting (Class A)                     16,300               16,700
     Non-voting (Class B)              1,325,200            1,282,400
                                   -------------        -------------
         Total common stock            1,341,500            1,299,100

   Amount related to recording
    minimum pension liability           (232,800)            (283,600)
   Patronage dividends payable
    in common stock                    3,779,000            3,405,000
   Additional paid-in capital         24,920,600           21,222,100
   Reinvested earnings                75,051,100           66,258,500
                                   -------------        -------------
                                     104,859,400           91,901,100
   Less treasury stock, at cost        1,131,200
                                   -------------        -------------
         Total stockholders' equity  103,728,200           91,901,100
                                   -------------        -------------
                                   $ 434,641,000        $ 407,336,600
                                   =============        =============
                             F-5

Statements of Consolidated Stockholders' Equity

For The Years Ended December 28, 1996, December 30, 1995 and December 31, 1994
                                    Common Stock
                          ------------------------------------ Patronage
                               Class A          Class B        Dividends    Additional
                          ------------------------------------ Payable in   Paid-in     Retained
                          Shares  Amount   Shares    Amount    Common Stock Capital     Earnings
                          ------------------------------------ ------------ ----------- -----------
Balance, January 1, 1994   15,500 $19,400 1,048,067 $1,310,100 $ 3,263,000  $18,761,900 $56,411,800
Net earnings                                                                              6,554,100
Common stock issued           700     900    52,138     65,200  (3,263,000)   3,516,200
Common stock purchased     (2,200) (2,800)   (1,533)    (1,900)                (222,200)   (191,800)
Redeemable common stock                     (15,880)   (19,900)                (314,700)   (894,500)
                         -------------------------------------------------------------------------
Balance, December 31, 1994 14,000  17,500 1,082,792  1,353,500           0   21,741,200  61,879,600
 Net earnings                                                                             9,022,100
 Common stock issued          200     200    12,755     16,000                  931,400
 Common stock purchased      (800) (1,000)  (17,446)   (21,800)                (384,500) (1,329,300)
 Redeemable common stock                    (52,204)   (65,300)              (1,066,000) (3,313,900)
 Patronage dividends
  payable in common stock                                        3,405,000
                          -------------------------------------------------------------------------
Balance, December 30, 1995 13,400  16,700 1,025,897  1,282,400   3,405,000   21,222,100  66,258,500
 Net earnings                                                                            10,267,400
 Common stock issued          600     800    51,806     64,800  (3,405,000)   4,312,900
 Common stock purchased    (1,000) (1,200)  (10,433)   (13,100)                (449,200)   (980,300)
 Redeemable common stock                     (7,090)    (8,900)                (165,200)   (494,500)
 Patronage dividends
  payable in common stock                                        3,779,000
                          -------------------------------------------------------------------------
Balance, December 28, 1996 13,000 $16,300 1,060,180 $1,325,200  $3,779,000  $24,920,600 $75,051,100
                          =========================================================================
Treasury Stock, December 28, 1996            13,285 $1,131,200
                                          ========= ==========

See notes to consolidated financial statements.
</end table>
                             F-6
Statements of Consolidated Cash Flows

For The Years Ended December 28, 1996, December 30, 1995 and December 31, 1994

                                         1996          1995           1994
                                      ------------  ------------ ------------
Cash Flows From Operating Activities: $ 10,267,400  $  9,022,100 $  6,554,100
  Net earnings
  Adjustments to reconcile
   net earnings to net cash flows
   provided by operating activities:
    Depreciation and amortization        16,326,800   13,594,400   12,756,500
    Allowance for losses                  5,302,600    5,871,500    9,166,600
    (Gain) loss on sale of
     property and equipment              (1,233,500)     451,900   (1,087,700)
    Closed facility reserve                 620,200       42,300    8,000,000
    Patronage dividends payable
     in common stock                      3,779,000    3,405,000
   (Increase) decrease in operating
    assets:
    Accounts receivable                  (2,818,400)  (6,768,000)  (5,012,600)
    Merchandise inventories              10,319,700   (6,008,400)  (4,026,200)
    Prepaid expenses                      2,453,500      713,500    1,182,600
    Refundable and future income
     tax benefits                           679,400   (2,805,000)  (1,410,000)
    Other real estate                       219,700    1,924,800      758,800
    Goodwill and other assets              (413,400)   1,208,700      323,300
    Deferred income tax benefit            (860,100)     472,000   (3,060,000)
  Increase (decrease) in operating
   liabilities:
    Accounts payable                     (7,237,800)    (485,400)  35,837,100
    Accrued expenses                        850,400    6,018,200   (1,582,700)
    Income taxes                            864,300   (3,899,600)   4,072,300
    Deferred income taxes                                            (734,000)
    Other liabilities                       200,200    2,538,200    3,015,300
                                      ------------- ------------  -----------
  Net cash flows provided by
   operating activities                  39,320,000   25,296,200   64,753,400
                                      ------------- ------------  -----------
Cash Flows From Investing Activities:
   Capital expenditures                 (39,291,800) (24,216,300) (22,316,600)
   Proceeds from sale of property
    and equipment                         5,763,400    5,296,500    1,753,200
   Payment for business acquisition
    net of cash acquired                (13,918,700)
   Decrease (increase) in
    notes receivable                      3,927,500   (6,342,800)     830,400
                                      ------------- ------------  -----------
 Net cash flows used in investing
  activities                            (43,519,600) (25,262,600) (19,733,000)
                                      ------------- ------------  -----------
Cash Flows From Financing Activities:
   Proceeds from long-term borrowings    25,000,000
   Principal payments of long-term debt (10,235,600)  (9,376,500)  (24,818,000)
   Increase (decrease) in current
    maturities of long-term debt          6,449,300   (1,902,100)   (3,381,700)
   Proceeds from sale of common stock       973,500      947,600       319,300
   Common stock purchased                (4,027,300)  (3,589,400)   (2,716,800)
                                      ------------- ------------  ------------
   Net cash flows provided by
    (used in) financing activities       18,159,900  (13,920,400)  (30,597,200)
                                      ------------- ------------  ------------
Net Increase (Decrease) in Cash and
 Cash Equivalents                        13,960,300  (13,886,800)   14,423,200

Cash And Cash Equivalents,
 Beginning Of Year                       26,382,000   40,268,800    25,845,600
                                      ------------- ------------  ------------
Cash And Cash Equivalents,
 End Of Year                          $  40,342,300 $ 26,382,000  $ 40,268,800
                                      ============= ============= ============
Cash Paid During The Year For:
   Interest                           $   8,545,900 $  8,116,000  $  9,775,300
   Income Taxes                           6,965,100   12,319,000     5,163,300
     Supplemental Noncash Financing
      Activities - Patronage
      Dividends Payable in
      Common Stock                        3,779,000    3,405,000

See notes to consolidated financial statements.
                             F-7
Notes to Consolidated Financial Statements


1. SIGNIFICANT ACCOUNTING POLICIES
Description of business-The Company is primarily engaged in the wholesale distribution of food products and related non-food items through retail supermarkets, primarily located in the Great Lakes Region of the Midwestern United States, many of which are owned by stockholder-customers or the Company.

Fiscal year-The Company's fiscal year is the 52 or 53 week period ending the Saturday nearest to December 31. Each of the three years in the period ended December 28, 1996 included 52 weeks.

Consolidated financial statements-The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation. Revenue from product sales are recognized upon shipment of the product for food distribution and at the point of sale for retail food. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents-The Company considers all highly liquid investments, with maturities of three months or less when acquired, to be cash equivalents.

Inventories-Inventories are primarily recorded at the lower of cost, on the first-in, first-out method, or market.

Goodwill-The excess of cost over the fair value of net assets of businesses acquired (goodwill) is being amortized on a straight-line basis over 20 years. Accumulated amortization at December 28, 1996 and December 30, 1995 was
$3,517,800 and $2,989,800, respectively.

Long-lived assets-The Company periodically evaluates the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company analyzes the future recoverability of the long-lived assets using the related undiscounted future cash flows of the business and recognizes any adjustment to its carrying value on a current basis.

Depreciation-Depreciation and amortization of property and equipment are computed primarily on the straight-line method over their estimated useful lives, which are generally thirty-one years for buildings, three to ten years for equipment and five to twenty years for leasehold improvements. Equipment under capitalized leases are amortized over the terms of the respective leases.

Closed facility costs-When a facility is closed the remaining investment, net of expected salvage value, is expensed. For properties under lease agreements, the present value of any remaining future liability under the lease, net of expected sublease recovery, is also expensed. The amounts charged to operations for the present value of these remaining future liabilities were $620,000, $42,300 and $8,000,000 in 1996, 1995 and 1994, respectively.

Income Taxes-The Company provides income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

2. ACQUISITION
On June 22, 1996, the Company purchased all of the outstanding stock of a grocery retailer for $13,918,700 in cash. The acquisition has been accounted for as a purchase and the results of operations have been included in the Consolidated Financial Statements since the date of acquisition. On an unaudited pro-forma basis, the effect of the acquisition was not significant to the Company's 1996 results of operations.

3. PATRONAGE DIVIDENDS
The Company's By-Laws require that for each of the last three fiscal years, to the extent permitted by the Internal Revenue Code, patronage dividends are to be paid out of earnings from business done with stockholder-customers in an amount which will reduce the net earnings of the Company to an amount which will result in a 10% increase in the book value of its common stock. The dividends are payable at least 20% in cash and the remainder in Class B common stock. Dividends for the years ended December 28, 1996 and December 30, 1995 were payable 30% in cash. There were no patronage dividends for the year ended December 31, 1994 because the Company did not meet the requirement to increase the book value of its common stock by 10%.
                             F-8
4. NOTES RECEIVABLE
The Company extends long-term credit to certain independent retailers it serves to be used primarily for store expansion or improvements. Loans to independent retailers are primarily collateralized by the retailer's inventory, equipment, personal assets and pledges of company stock. Interest rates are generally in excess of the prime rate and terms of the notes are up to 15 years. Included in current notes and accounts receivable are amounts due within one year totalling $10,190,000 and $9,305,500 at December 28, 1996 and December 30, 1995, respectively.

5. LONG-TERM DEBT
Long-term debt, exclusive of current maturities, consists of the following at the respective year-ends:

                                            1996            1995
                                       ------------    -------------
Senior unsecured notes payable:
   9.26%, due 1998 to 2001             $ 10,000,000    $  12,500,000
   7.57% to 8.26%, due 1998 to 2008      19,700,000       20,900,000
   6.94%, due 1998 to 2003               38,571,400       45,000,000
   7.86%, due 2000 to 2006               25,000,000
Other long-term debt                        343,200          450,200
                                       ------------    -------------
Total                                  $ 93,614,600    $  78,850,200
                                       ============    =============


At December 28, 1996, $60,000,000 was available to the
Company under its revolving credit agreements, all of which was unused. The loan agreements include, among other provisions, minimum working capital and net worth requirements and limit stock repurchases and total debt outstanding.

Repayment of principal on long-term debt outstanding is as follows:

1997.........................................$10,225,800
1998......................................... 10,156,800
1999......................................... 10,159,700
2000......................................... 24,734,400
2001......................................... 13,738,000
Thereafter................................... 34,825,700


6. FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company's financial instruments, as defined in SFAS
No. 107, "Disclosures About Fair Value of Financial
Instruments," consist primarily of accounts and notes receivable, accounts payable, notes payable and long-term debt. The carrying amounts for accounts and notes receivable, accounts payable and notes payable approximate their fair values. Based on the borrowing rates currently available to the Company for long-term debt with similar terms and maturities, the fair value of long-term debt, including current maturities, is approximately
$102,750,000 and $81,100,000 as of December 28, 1996 and
December 30, 1995, respectively.
                             F-9
Notes to Consolidated Financial Statements Continued


7. COMMON STOCK
The authorized capital stock of the Company is 60,000 shares of Class A common stock and 2,400,000 shares of Class B common stock with a par value of $1.25 a share. Inactive customers are required to exchange Class A voting stock held for Class B non-voting stock.

The issuance and redemption of common stock is based on the book value thereof as of the preceding year-end. The year-end book value was $94.30, $85.15 and $77.40 for 1996, 1995 and 1994, respectively. The Company is obligated, upon request, to repurchase common stock held by inactive customers or employees. The amount available for such repurchases in any year is subject to limitations under certain loan agreements.

Class B common stock which is subject to redemption is reflected outside of stockholders' equity. Redeemable common stock is held by inactive customers and former employees. As of December 28, 1996 and December 30, 1995, 65,929 and 95,502 shares, respectively, were subject to redemption. The Class B common stock subject to redemption is payable over a five year period based upon the book value at the preceding fiscal year end. The Company expects to repurchase shares of 23,409, 17,130, 12,956, 11,072 and 1,362 in 1997, 1998,
1999, 2000 and 2001, respectively.

In conjunction with the acquisition discussed in Note 2, 13,285 shares of Class B common stock were owned by the acquired company. The fair market value of the shares as of the June 22, 1996 acquisition date has been reflected in the Consolidated Balance Sheet as treasury stock.

Effective November 1991, the Board of Directors adopted the 1991 Stock Incentive Plan (the "Plan") under which up to 75,000 shares of Class B common stock may be issued pursuant to the exercise of stock options. The Plan also authorizes the grant of up to 25,000 stock appreciation rights ("SARs"). Options and SARs may be granted to senior executives and key employees of the Company by the Executive Compensation Committee of the Board of Directors. No options or SARs may be granted under the Plan after November 30, 2001.

Option and SAR transactions are as follows:

                                          Options     SARs         Price
                                          -------     ------     -----------
     Outstanding, January 1, 1994......    43,167     18,500     $53.10-65.10
        Exercised......................    (3,667)                58.75-65.10
                                          -------     ------     ------------
     Outstanding, December 31, 1994....    39,500     18,500      53.10-65.10
        Granted........................     9,500      4,500            77.40
        Exercised......................    (3,400)    (1,550)     53.10-65.10
        Cancelled......................    (2,000)    (2,350)     53.10-65.10
                                          -------     ------     ------------
     Outstanding, December 30, 1995....    43,600     19,100      53.10-77.40
        Exercised......................    (1,600)    (2,266)     53.10-77.40
        Cancelled......................      (500)      (834)           77.40
                                          -------     ------     ------------
     Outstanding, December 28, 1996....    41,500     16,000     $53.10-77.40
                                          =======     ======     ============

     Available for grant after
        December 28, 1996..............     9,500      5,184
                                          =======     ======

Options granted become exercisable based on the vesting rate which ranges from 20% at the date of grant to 100% eight years from the date of grant. As of December 28, 1996, options were exercisable for 34,633 shares at $53.10-$77.40 per share.

SAR holders are entitled, upon exercise of a SAR, to receive cash in an amount equal to the excess of the book value per share of the Company's common stock as of the last day of the Company's fiscal year immediately preceding the date the SAR is exercised over the base price of the SAR. SARs granted become exercisable based on the vesting rate which ranges from 20% on the last day of the fiscal year of the grant to 100% eight years from the last day of the fiscal year of the grant. Compensation expense was not material in 1996, 1995 and 1994. As of December 28, 1996, 9,882 SARs
were exercisable at $53.10-$77.40 per SAR.

In the event of a change in control of the Company, all options and SARs previously granted and not exercised, become exercisable.

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Compensation expense was immaterial for 1996 and 1995. If the Company had elected to recognize compensation cost for the Plan based on the fair value of the options at the grant dates, consistent with the method prescribed by SFAS No. 123, the decrease in 1996 and 1995 net earnings would have been less than $60,000.
                                F-10
8. EMPLOYEE BENEFIT PLANS
Substantially all non-union employees of the Company and employees of its subsidiaries are covered by defined benefit pension plans. Benefits are based on either years of service and the employee's highest compensation during five of the most recent ten years of employment or on stated amounts for each year of service. The Company intends to annually contribute only the minimum contributions required by applicable regulations.

The following sets forth the funded status of the plans at December 28, 1996 and December 30, 1995:

                                      1996                 1995
                         ------------------------- --------------------------
                         Assets Exceed Accumulated Assets Exceed Accumulated
                         Accumulated    Benefits   Accumulated    Benefits
                          Benefits    Exceed Assets Benefits    Exceed Assets
                         ------------------------- --------------------------
Actuarial present value of:
   Vested benefit
    obligation...........$25,136,600  $  5,211,100  $23,977,700  $  3,473,300
                         ===========  ============  ===========  ============
   Accumulated benefit
    obligation...........$27,197,200  $  5,347,300  $26,054,300  $  3,592,200
                         ===========  ============  ===========  ============
   Projected benefit
    obligation...........$32,399,900  $  5,347,300  $30,750,300  $  3,592,200
Plan assets (primarily
 listed stocks and bonds)
  at market value........ 28,647,200     4,630,600   26,928,100     2,465,900
                         -----------  ------------  -----------  ------------
Projected benefit
 obligation in excess of
  plan assets............ (3,752,700)     (716,700)  (3,822,200)   (1,126,300)
Unrecognized net loss....    907,600       333,900    1,419,500       478,600
Prior service cost not
 yet recognized in net
  periodic pension cost..    240,100         83,800     359,800        63,400
Unrecognized net asset...   (776,500)      (118,900) (1,069,500)
Adjustment required to
 recognize minimum
  liability..............                  (393,900)                 (542,000)
                         -----------  ------------- -----------  ------------
Accrued pension cost.....$(3,381,500) $    (811,800)$(3,112,400) $ (1,126,300)
                         ===========  ============= ===========  ============

The assumptions used in the accounting were as follows:

                                              1996       1995     1994
                                              -----      -----    -----
Discount rate                                 7.75%      7.75%    8.25%
Rate of increase in compensation levels       4.00%      4.00%    4.00%
Expected long-term rate of return of assets   9.00%      9.00%    9.00%


In accordance with SFAS No. 87, "Employers' Accounting for
Pensions," the Company has recorded a minimum liability of which $232,800 and $283,600, net of income taxes, is reflected as a reduction of stockholders' equity in 1996 and 1995, respectively.

Net pension cost for the foregoing defined benefit plans
includes the following components:
                                            1996        1995         1994
                                         ----------- -----------  -----------
Service cost-benefits earned
 during the year                         $ 2,155,300 $ 1,652,800  $ 1,756,800
Interest on projected benefit obligation   2,608,900   2,191,100    2,020,600
Actual (return) loss on plan assets       (3,361,100) (4,424,500)   1,013,200
Net amortization and deferral                575,600   1,989,200   (3,625,300)
                                         ----------- -----------  -----------
     Net pension cost                    $ 1,978,700 $ 1,408,600  $ 1,165,300
                                         =========== ===========  ===========

The Company and its subsidiaries also participate in various multi-employer plans which provide defined benefits to employees under collective bargaining agreements. Amounts charged to pension expense for such plans were $4,296,100, $3,611,600 and $3,705,300 in 1996, 1995 and 1994,
respectively. Also, the Company has a defined contribution plan covering substantially all salaried and hourly employees not covered by a collective bargaining agreement. Total expense for the plan amounted to $556,600, $541,500 and $507,500 in 1996, 1995 and 1994, respectively.
                             F-11

Notes to Consolidated Financial Statements Continued

9. INCOME TAXES
Federal income tax at the statutory rates of 35% in 1996, 1995 and 1994 and income tax expense as reported are reconciled as follows:

                                            1996       1995       1994
                                         ---------- ---------- ----------
Federal income tax at statutory rates    $6,264,100 $5,292,700 $3,869,300
State income taxes, net of federal
 tax benefits                               930,700    765,300    720,000
Jobs and other tax credits                 (141,200)  (105,700)  (448,700)
Other-net                                   576,400    147,600    360,500
                                         ---------- ---------- ----------
Income tax expense                       $7,630,000 $6,099,900 $4,501,100
                                         ========== ========== ==========

The approximate tax effects of temporary differences at
December 28, 1996 and December 30, 1995 are as follows:
                                1996                                      1995
                    ---------------------------------------------------------------------------
                    Assets      Liabilities      Total     Assets      Liabilities   Total
                    ---------------------------------------------------------------------------
Allowance for
 doubtful accounts  $ 1,285,000               $ 1,285,000  $ 1,603,000              $ 1,603,000
Inventories                     $(1,314,200)   (1,314,200)             $ (975,200)     (975,200)
Employee benefits     4,225,000                 4,225,000    4,825,000                4,825,000
Accrued expenses
 not currently
 deductible           1,926,000                 1,926,000    3,044,000                3,044,000
                    ---------------------------------------------------------------------------
     Current          7,436,000  (1,314,200)    6,121,800    9,472,000   (975,200)    8,496,800
                    ---------------------------------------------------------------------------
Allowance for
 doubtful accounts    2,254,000                 2,254,000    1,876,000                1,876,000
Depreciation and
 amortization                    (6,989,000)   (6,989,000)              (3,739,000)  (3,739,000)
Employee benefits     3,971,000                 3,971,000    3,485,000                3,485,000
Accrued expenses
 not currently
 deductible           2,906,000                 2,906,000    1,068,000                1,068,000
Other                              (220,000)     (220,000)      16,000                   16,000
                    ---------------------------------------------------------------------------
     Noncurrent       9,131,000  (7,209,000)    1,922,000    6,445,000  (3,739,000)   2,706,000
                    ---------------------------------------------------------------------------
     Total          $16,567,000 $(8,523,200)  $ 8,043,800  $15,917,000 $(4,714,200) $11,202,800
                    ===========================================================================
</end table>
                             F-12
10. LEASE OBLIGATIONS AND CONTINGENT LIABILITIES
Rental payments and related subleasing rentals under
operating leases are as follows:

                                RENTAL PAYMENTS
                           ----------------------
                                                      SUBLEASING
                           MINIMUM      CONTINGENT      RENTALS
                           ----------- ------------   -------------
     1994                  $36,268,800    $448,300    $22,329,500
     1995                   35,264,400     422,900     22,045,500
     1996                   31,711,700     486,600     21,628,300


Contingent rentals may be paid under certain store leases on the basis of the store's sales in excess of stipulated amounts.

Future minimum rental payments under long-term leases are as follows at December 28, 1996:
                                               OPERATING
                                                 LEASES
                                             ------------
     1997                                    $ 30,644,000
     1998                                      29,566,500
     1999                                      28,297,000
     2000                                      27,163,700
     2001                                      26,079,700
     Thereafter                               210,877,200
                                             ------------
     Total                                   $352,628,100
                                             ============

Total minimum rentals to be received in the future under non-cancelable subleases as of December 28, 1996 are $265,510,700.

The Company has guaranteed customer bank loans and customer leases amounting to $645,700 and $983,500, respectively, at December 28, 1996.

The Company is involved in various claims and litigation arising in the normal course of business. In the opinion of management, the ultimate resolution of these actions will not materially affect the consolidated financial position, results of operations or cash flows of the Company.


11. EARNINGS PER SHARE
Earnings per share are not presented because they are not deemed meaningful. See Notes 3 and 7 relating to patronage dividends and common stock repurchase requirements.
                             F-13

                                                   Exhibit A
                       ROUNDY'S, INC.
                   Subscription Agreement

     The undersigned customer/employee/director of Roundy's,
Inc. ("Roundy's") hereby subscribes for and agrees to purchase _________ shares of Class A Common Stock and/or
_____________ shares of Class B Common Stock of Roundy's, at the price per share set forth below, being equal to the Book
Value per share of such Common Stock as of the close of the most recently ended fiscal year of Roundy's, as determined by Roundy's audited financial statements and adjusted for subsequent stock dividends and stock splits. The undersigned acknowledges receipt of a Prospectus dated
______________, 19__ relating to Roundy's offer of the Class
A or Class B Common Stock subscribed for hereby.

     The undersigned represents that the undersigned is purchasing such securities for the undersigned's own account, for investment only and not for resale or distribution. The undersigned further acknowledges and understands that in no event may the Class A nor Class B
Common Stock be pledged, transferred or hypothecated without Roundy's prior written consent. The undersigned acknowledges and agrees to be bound by the provisions of
Section 7.11 of Roundy's By-Laws (as the same may be amended and in effect from time to time) imposing limitations on the ownership of Roundy's Class A Common Stock and providing for the conversion of shares of Class A Common Stock into shares of Class B Common Stock, upon the occurrence of a "Customer/Shareholder Termination" as that term is defined in Roundy's By-Laws.

     This paragraph applies only to subscriptions by customers with a Buying Deposit Deficit: The shares purchased hereby shall become a part of the undersigned's
Buying Deposit pursuant to the Buying Deposit Agreement previously entered into by the undersigned for the Store
Location (Customer Number) set forth below. If so indicated below, the undersigned hereby directs Roundy's to apply the amount set forth below, from funds previously deposited by the undersigned with Roundy's, against the subscription price provided for herein.

     Roundy's, by accepting this Subscription Agreement, agrees to be bound by the Statement of Policy Regarding
Repurchase of Stock set forth as Exhibit D to Roundy's
Prospectus, as such Statement of Policy may be amended from time to time.

                                 ________________________________
                                 Legal Name of Subscriber
Applicable Federal
Identification or
Social Security Number
______________________           By  ____________________________
   (Name)                                      (Title)
Dated______________, 19____      Customer Number _________
                                  (If applicable)
                                 Mailing Address:
                                 ________________________________
                                 City ___________________________
                                 State __________________Zip_____

Price per Share:                                 $___________________
Total Subscription Price:                        $___________________
Amount to be applied from funds on deposits:     $___________________
Cash remitted with this Subscription Agreement:  $___________________

Agreement Accepted:
Roundy's, Inc.
By:________________________________  Date:_____________________________
                             A-1
                                                   Exhibit B

                       ROUNDY'S, INC.
                  Buying Deposit Agreement


     The undersigned customer of Roundy's, Inc. ("Roundy's") hereby agrees to establish a Buying Deposit with Roundy's in the total amount set forth below, and to make monthly installment payments of such Buying Deposit to Roundy's as set forth below. The amount of the Buying Deposit has been computed as an amount equal to the estimated amount of purchases by the undersigned from Roundy's, with respect to the store location identified below ("Store Location") over a two week period, with a minimum amount of $20,000. The total Buying Deposit will be established by periodic payments to be made by the undersigned to Roundy's in accordance with the amortization schedule set forth below.
It is understood that Roundy's shall have the right to increase the amount of the Buying Deposit at any time, in which event the amortization schedule set forth below shall be adjusted accordingly.

     To fulfill its obligation to establish such Buying
Deposit, the undersigned may from time to time subscribe for and purchase shares of Roundy's Class A and/or Class B
Common Stock pursuant to Roundy's Policy Regarding Issuance and Sales of Roundy's Stock (adopted December 7, 1993;
effective January 1, 1994, as amended) (a copy of which the undersigned acknowledges having received as an exhibit to the Prospectus dated _______, _____ for Roundy's Common
Stock (the "Prospectus"), which has been provided to the undersigned). The undersigned acknowledges that such Policy may be amended, modified, suspended or terminated at any time and from time to time in the discretion of Roundy's
Board of Directors, and that by accepting this Buying
Deposit Agreement, Roundy's has not undertaken any obligation to issue or sell any shares of its stock to the undersigned except to the extent provided in such Policy, as the same may exist and be in effect from time to time.

     Installment payments made to Roundy's from time to time will be retained by Roundy's as a part of the undersigned's
Buying Deposit, and will be applied to the undersigned's purchase of shares of Roundy's Common Stock only at such times and in such amounts as the undersigned may designate
(subject to the preceding paragraph and the Policy described therein) pursuant to a subscription agreement executed by the undersigned in the form attached hereto.

     Roundy's, by accepting this Buying Deposit Agreement, agrees to be bound by the Statement of Policy Regarding
Repurchase of Stock set forth as Exhibit D to the Prospectus, as such Statement of Policy may be amended from time to time.

     The undersigned understands that patronage dividends, if any, paid to the undersigned in Class B Common Stock from and after the date hereof, until the Buying Deposit is satisfied, will be credited against the installment payments of the undersigned's Buying Deposit in the inverse order of the due dates of such installments, at a price per share equal to the Book Value of such shares as of the fiscal year-end immediately preceding the date of their issuance.

     Upon termination of the customer status of the undersigned with Roundy's for any reason or if the undersigned at any time shall not have made payments due from it to Roundy's in the manner and within the time limits established by Roundy's, Roundy's shall have the right to reimburse itself out of the undersigned's Buying Deposit for any amounts owed to Roundy's by the undersigned.
                             A-2
                                                   Exhibit B
     If the undersigned has previously entered into any prior Buying Deposit Agreement(s) for the Store Location, this Buying Deposit Agreement supersedes and cancels such prior Agreement(s) in their entirety.


_______________________          ________________________________
Applicable Federal               Legal Name of Subscriber
Identification or
Social Security Number

_______________________          By  ____________________________
         (Name)                               (Title)


Dated _________________, 19___   Customer Number

                                 Mailing Address:
                                 ________________________________

                                 City ___________________________

                                 State___________________________

                                 Zip Code __________________


        BUYING DEPOSIT - MONTHLY INSTALLMENT PAYMENTS


1.   Total Buying Deposit          _______________________

2.   Less down payment             _______________________

3.   Balance to be amortized       _______________________

4.   Estimated weekly retail sales _______________________


                      Check          Monthly Buying Deposit Installment
Weekly Retail Sales    One             1st Year       2nd Year   3rd Year
-------------------  --------          --------       --------   --------
$ 40,000 - $100,000   _____              $  300         $  400     $  500
$100,000 - $200,000   _____                 750            900      1,050
Over $200,000         _____               1,000          1,250      1,500

Payment beginning (nearest 15th day of month following down payment)

Approved:_____________________________________________
Retail Counselor, Roundy's, Inc.

Accepted:_____________________________________________
Sales Manager, Roundy's, Inc.







                             A-3
                                                   Exhibit C

Article V of By-Laws of Roundy's, Inc., as amended by the Board of Directors on December 12, 1989


                         FISCAL YEAR
              ACCOUNTING AND PATRONAGE REBATES


     The corporation is obligated to its Common stockholders on a patronage basis or bases for all amounts received by it resulting from sales to them as defined and limited herein.

     5.1 Patronage Dividends. Patronage dividends shall accrue to Class A Common stockholders of the corporation out of net earnings from business done with such stockholders and shall be determined and distributed for each fiscal year pursuant to existing provisions of the Internal Revenue
Code; provided further that patronage dividends of the corporation will be determined on the basis of the net sales of the corporation to each Class A Common stockholder and paid in an amount which will reduce net income of the corporation to such amount as will result in an increase of ten percent (10%) in the net book value (as determined by the corporation's independent certified public accountants) of the corporation's outstanding shares as of the close of such fiscal year. The computation of the amount of patronage dividends payable to Class A Common stockholders shall be made after the determination of patronage dividends payable to nonstockholder-customers.

     5.2 Determination of Patronage Dividends. Patronage dividends shall be determined from the records of the corporation as soon as practicable after the close of the corporation's fiscal year, and the Class A Common stockhold ers shall be promptly advised of the amount of their respective patronage dividend and the method of payment of such patronage dividend.

     5.3 Consent. Each person who hereafter becomes a Class A Common stockholder of this corporation and each Class A Common stockholder of this corporation on the effective date of this By-Law who continues as a Class A
Common stockholder after such date shall, by such act alone, consent that the amount of any distributions with respect to his patronage occurring after January 3, 1976 which are made in written notices of allocation (as defined in Section 1388 of the Internal Revenue Code) and which are received by him from the corporation, will be taken into account by him at their stated dollar amounts in the manner provided in
Section 1385(a) of the Internal Revenue Code in the taxable year in which such written notices of allocation are received by him.

     5.4  Payment of Patronage Dividends.

         (a) Patronage dividends are payable in the fiscal year following the fiscal year in which accrued, in money, qualified written notices of allocation (as defined by the Internal Revenue Code) or other property (except non-qualified written notices of allocation as defined by the Internal Revenue Code) provided, however, that at least twenty percent (20%) of the amount of a patronage dividend shall be paid in money or by qualified check as defined by the Internal Revenue Code.



                             A-4
     5.5  Corporate Accounting and Fiscal Year.

         (a) The accounts of the corporation shall be kept on the accrual basis and reflect assets, liabilities, stockholders' equities and operations in accordance with generally accepted accounting principles.

         (b) The fiscal year of the corporation shall be on a 52-53 week basis ending on the Saturday nearest to December 31st as that method permits.

     5.6 Patronage Dividends to Nonstockholders. The corporation may, in its sole discretion, enter into written agreements obligating itself to pay patronage dividends to nonstockholder-customers.


                             A-5
                                                   Exhibit D

    ROUNDY'S, INC. POLICY RELATING TO REDEMPTION OF STOCK
   BY INACTIVE CUSTOMER SHAREHOLDERS AND FORMER EMPLOYEES

                          ARTICLE 1
             Repurchase of Shares by Corporation


     1.01 Agreement to Repurchase. Upon the terms and subject to the conditions set forth in this Policy
(including the applicable provisions of Articles 2 and 3, below), the Corporation shall be obligated to repurchase its shares of Class A Common Stock and Class B Common Stock after proper request by the holder thereof, or his or its legal representative, at any time after the occurrence of a Customer/ Shareholder Termination with respect to such stock or an Employee/ Shareholder Termination with respect to such holder.

     1.02 Repurchase in Increments. The Corporation's obligation to repurchase stock shall accrue, subject to the other terms and conditions of this Policy, in annual 20% increments during the five year period beginning on the Repurchase Request Date with respect to such stock.
Beginning on the first anniversary date of the Repurchase
Request Date, the Corporation shall become obligated to purchase in accordance herewith 20% of the aggregate number of shares of Class A and Class B Common Stock as to which a proper repurchase request has been received. Such percentage shall be increased to 40% on the second anniversary date of the Repurchase Request Date, 60% on the third anniversary date, 80% on the fourth anniversary date and 100% on the fifth anniversary date of the Repurchase
Request Date. Regardless of the foregoing, in the event that a Customer/Shareholder Termination or an Employee/Shareholder Termination occurs as a result of the death of the shareholder and the estate of such shareholder specifically so elects by written notice to the Secretary of the Corporation within 180 days thereafter, the repurchase of not more than the first $50,000 in value of stock shall be accelerated to the date 180 days after receipt by the Secretary of such written election. Each share shall continue to be outstanding for all purposes until actually repurchased.

     1.03 Calculation of Repurchase Price. The repurchase price for each share of stock of the Corporation shall be the Book Value of such share at the date of repurchase.

     1.04 Form of Repurchase Request. A proper repurchase request for purposes hereof shall consist of a written notification to the Secretary of the Corporation specifying the number of shares to be repurchased, the reason for such repurchase request, and the date or dates on which a Customer/Shareholder Termination or Employee/Shareholder
Termination occurred with respect to the stock covered by such repurchase request. Such repurchase request must be made in accordance with the procedures specified in Section
2.02, below.

     1.05  Acknowledgment By Corporation of Repurchase
Request.  Subject to the conditions set forth in the Policy
(including the applicable provisions of Articles 2 and 3, below), the Secretary shall promptly acknowledge in writing receipt of a repurchase request. Such acknowledgment shall set forth, among other things, the Repurchase Target Dates with respect to the shares covered by the repurchase request and the Book Value of the shares at the Repurchase Request
Date, and shall enumerate such documents and instruments as may be reasonably required to be delivered to assure the Secretary that the Corporation will receive unencumbered title to the shares to be repurchased.
                             A-6


Neither such acknowledgment nor any other communication made by the Corporation pursuant to this Policy shall be deemed to be an agreement to purchase shares for purposes of this Policy, except subject to all the terms and conditions hereof. After such acknowledgment has been given by the Secretary, a stock repurchase request shall be irrevocable except with the written consent of the Board of Directors.

     1.06 Payment of Repurchase Price. Subject to the terms and conditions of this Policy, the Corporation shall repurchase shares subject to a proper repurchase request by payment of the full purchase price in cash or by check within 10 days after the later of the Repurchase Target Date or the date on which the appropriate stock certificates have been received, in negotiable form, together with any such other documents or instruments as the Secretary shall have requested in its acknowledgment notice given under Section
1.05, all in form reasonably acceptable to the Secretary;
provided, however, that in no event shall the Corporation be obligated to repurchase shares within 90 days after the end of its fiscal year. By mutual agreement of the Corporation and the shareholder, such shares may be repurchased at any time prior to the Repurchase Target Date, but only if no other shareholder has been assigned an earlier Repurchase
Target Date and such shares have not yet been actually repurchased.

     1.07  Limitation on Corporation's Obligation to
Repurchase. The Corporation's obligation to repurchase shares hereunder is subject to (i) all restrictions which may be imposed by applicable law from time to time, and (ii) the limitations (if any) on repurchases of shares contained in any lending or other agreements of the Corporation in force from time to time. In the event the Corporation is precluded during a given period of time from repurchasing shares which are the subject of a repurchase request because of such limitations or if required repurchases are delayed for any other reason (in either case, a "Suspension"), repurchases shall be resumed promptly thereafter in the order of the Repurchase Target Dates which occurred during the period of the Suspension, regardless of the dates the repurchase requests were received and such suspended repurchases shall be made prior to repurchases becoming due on any subsequent Repurchase Target Date. Notwithstanding the foregoing provisions, stock having a repurchase price of not in excess of $50,000 per shareholder may, in the sole discretion of the Corporation, be repurchased on an accelerated basis in cases of demonstrated hardship.

     1.08  Authority Reserved.

          (a)  No provision of this Policy shall be
construed as limiting the Corporation's authority to repurchase outstanding shares of its stock at the discretion of the Board of Directors or the officers on any other terms at any time; provided however, that no such discretionary purchases shall occur if a Repurchase Target Date has passed with respect to shares required to be repurchased under this Policy and such shares have not yet been repurchased.

          (b)  No provision of this Policy shall be
construed as limiting the authority of the Board of Directors to amend, revise or rescind this Policy. This
Policy does not create, and should not be understood as creating, any vested rights or contractual obligations of the Corporation except, and only to the extent, that no amendment, revision or rescission shall reduce the Repurchase Price payable by the Corporation for shares with respect to which the Repurchase Request Date precedes the date of the resolution of the Board of Directors effecting such amendment, revision or rescission.
                             A-7


     1.09 Adjustments. For all purposes hereof, in the event of a stock split or similar capital change (excluding regular stock issuances associated with the Corporation's patronage dividends), equitable adjustment will be made to the number of shares to be repurchased and the repurchase price.



                             A-8
                          ARTICLE 2
       Additional Conditions to Repurchase Obligations


     2.01  Notification to Corporation of Certain
Termination Events. Each shareholder (or his or its legal representative) shall, as soon as possible after the occurrence of a Customer/Shareholder Termination or an Employee/Shareholder Termination (occurring otherwise than as a result of the death or retirement of the employee), give written notice of the same to the Secretary of the Corporation, stating the nature and date of such event. If it shall come to the attention of the Corporation that such an event has occurred and no such notice has been received, the Secretary shall give written notice of the same to the record holder of such shares. Any determination so made in good faith by the Corporation, including any determination as to the date upon which a retail food store became or ceased to be an Active Customer, or upon which a Customer/Shareholder Termination or an Employee/Shareholder
Termination occurred, shall be final and binding on all persons.

     2.02 Timing of Repurchase Requests. Requests by shareholders to have their shares of stock redeemed or repurchased pursuant to this policy will be accepted by the Corporation when made in accordance with the following procedures:

          (a)  When Repurchase Requests May Be Made.
Requests by a shareholder to have its stock repurchased or redeemed will be accepted only if made during one of three
(3) "window" periods each year -- after the first, second and third fiscal quarters of the Corporation, consisting of the last two weeks of May, August and November, respectively. These "window" periods are subject to closure or modification by management or the Board of Directors of the Corporation if, in the best judgment of management or the Board, it would be inappropriate for the Corporation to be engaged in the purchase or sale of its shares at such time. Requests for redemption will be deemed to have been duly made during these periods if they are received in writing at the Corporation's Pewaukee office during the window period or, if received thereafter, if they were postmarked during the window period.

          (b)  Authority Of The Board To Suspend Or Deviate
From These Requirements. The Board of Directors reserves at all times the authority to alter, suspend or deviate from the requirements of this Section 2.02, in its discretion, to the extent it determines such action to be appropriate.

          (c)  Effective Date.  The provisions of this
Section 2.02 will be effective commencing January 1, 1994.

     2.03  Limitations on Ownership of Class A Common Stock.

          (a)  No person may directly or indirectly
beneficially own shares of Class A Common Stock except a Person who or which directly or indirectly owns an Active
Customer or the trustees of a voting trust formed by and for the benefit of such Persons. No Person may directly or indirectly beneficially own more than 100 shares of Class A
Common Stock, except that (i) a Person owning and operating
(or controlling) more than one Active Customer at different locations may own not more than 100 shares of Class A Common
Stock for each such Active Customer, and (ii) the trustees of a voting trust as set forth in the preceding sentence may be the record holders of such number of shares as may be owned in the aggregate by the depositors thereof.


                             A-9


          (b) Any holder of shares of Class A Common Stock shall immediately present his or its certificate(s) representing the same to the Secretary of the Corporation, in negotiable form, upon the occurrence of a Customer/Shareholder Termination with respect to an Active
Customer owned and operated (or controlled) by such shareholder.

In the event such shareholder has theretofore owned more than 100 shares of Class A Common Stock, there shall be presented to the Corporation 100 of such shares for each such Active Customer as to which a Customer/ Shareholder
Termination has occurred. Upon receipt of such certificate(s), the Corporation shall issue to and in the name of the record holder thereof a replacement certificate for a like number of shares of Class B Common Stock. In the event any holder shall fail to surrender such certificates to the Corporation within thirty (30) days after the Customer/Shareholder Termination, the Corporation may, at any time thereafter, by written notice to the record holder thereof, deem such shares of Class A Common Stock to have been converted into a like number of shares of Class B
Common Stock; and thereafter, such shares of Class A Common
Stock shall not be deemed outstanding for any purpose and the certificate(s) therefor shall evidence only the right to receive a certificate representing a like number of shares of Class B Common Stock upon proper presentation to the Corporation in negotiable form. The obligations of a shareholder hereunder to surrender and exchange shares of Class A Common Stock shall be binding upon the legal representatives or successors or such shareholder, any purported transferee, and any nominee or trustee of a voting trust holding shares of Class A Common Stock for the benefit of such shareholder, upon notice from the Corporation or otherwise that a Customer/Shareholder Termination has occurred.


                            A-10

                          ARTICLE 3
                       Effective Date


     3.01 Effective Date. The repurchase provisions set forth in Article 1 of this Policy shall not apply to shares as to which repurchase requests have been filed before January 1, 1991, provided, however, that if the second, third, fourth or fifth anniversary dates of a Repurchase
Request Date occur on or after January 1, 1991, the repurchase provisions set forth in Article 1 shall apply to the 20% increments which would be purchased on such anniversary dates as if this Policy had been in effect on the Repurchase Request Date.

     3.02  Applicability.

          (a)  The repurchase provisions set forth in
Article 1 of this Policy shall not apply:

               (1)  With respect to the shares owned by any
person who directly, indirectly or beneficially owns shares of Class A Common Stock in violation of the limitations on ownership contained in Section 2.02(a), above (the
"Ownership Limitation") if the shares of Class A Common
Stock are determined by the Corporation to have been held in violation of such Ownership Limitations for a period of ninety (90) days or more.
               (2)  With respect to any shares owned by any
person who is a Claimant, as defined herein.

         (b) In the event that a shareholder who filed a repurchase request on or after January 1, 1991, subsequently becomes subject to the provisions contained in Sections
3.02(a)(1) or (2), the Corporation shall be under no obligation at any time thereafter to repurchase (or continue to repurchase, if the repurchase in increments had already commenced) any shares from such shareholder.



                            A-11
                          ARTICLE 4
                         Definitions


     4.01  Whenever used in this Policy;

         (a) "Active Customer" means a retail food store whose principal source of supply is purchases from the Corporation.

         (b)  "Book Value" at any given date means the Book
Value of a share of Common Stock (determined according to the annual financial statements prepared by the Corporation, as audited and certified by the Corporation's independent auditors) as of the end of the fiscal year immediately preceding the fiscal year in which such date occurs.

          (c)  "Claimant" means any shareholder of the
Corporation who has asserted and not irrevocably withdrawn such assertion or is otherwise then asserting (in or in anticipation of any litigation or other proceeding) a challenge (1) to the authority of the Corporation or its Board of Directors to adopt any pending Redemption Policy or to have adopted the then current Redemption Policy or any prior Redemption Policy or to amend or revise any of the same or (2) to the enforceability or validity or the Corporation's interpretation or application of any provision of the then current or any prior Redemption Policy.

         (d) "Customer/Shareholder Termination" occurs whenever an Active Customer owned and operated (or controlled) by a shareholder of the Corporation either (A) ceases to be an Active Customer, or (B) ceases to be owned and operated (or controlled) by such shareholder, whether by reason of the death, adjudication of incompetency or com plete retirement from business by reason of age or disability of such shareholder (if an individual), the dissolution or termination of such shareholder (if a Person other than an individual), adjudication in bankruptcy, transfer of the Active Customer or the entity owning or controlling it, or otherwise. In the event the above shall occur with respect to one or more but not all Active
Customers owned and operated (or controlled) by a single shareholder of the Corporation, a Customer/Shareholder
Termination shall be deemed to have occurred with respect to that fraction of each class of Common Stock owned by such shareholder as is equal to the fraction produced by dividing the number of Active Customers owned and operated (or controlled) by such shareholder after such event(s) by the number of Active Customers so owned and operated (or controlled) immediately before such event(s).

         (e) "Employee/Shareholder Termination" occurs, with respect to a shareholder who is an employee of the Corporation, upon the cessation of such person's employment relationship with the Corporation for any reason.

         (f) "Person" includes any individual, corporation, partnership, joint venture, trust, estate or any other legal entity.

     (g) "Redemption Policy" means any written policy adopted by the Board of Directors of the Corporation pursuant to Section 3.4 of the Articles of Incorporation setting forth terms, conditions or provisions under which the Corporation will (during the term of such policy) repurchase, redeem or otherwise acquire shares of the Corporation's stock from shareholders of the Corporation.



                            A-12



         (h) "Repurchase Request Date" with respect to a share of stock means the date of actual receipt by the Secretary of the Corporation of a written request for repurchase of such share which complies with Section 1.04 of this Policy.

         (i) "Repurchase Target Date" with respect to a share of stock means the date upon which the Corporation is to become obligated to repurchase such share of stock in accordance with Section 1.02 of this Policy. If such date is not a day on which business is generally conducted in the Corporation's main offices, then the "Repurchase Target
Date" shall be the next subsequent business day.



                            A-13
                                                   Exhibit E


 POLICY REGARDING ISSUANCE AND SALES OF ROUNDY'S, INC. STOCK

 (As Adopted by the Board of Directors on December 7, 1993)

     Roundy's, Inc. will make shares of its Class B Common
Stock ("Stock") available for purchase from time to time on the following terms and conditions:

     (1) Persons to Whom Shares Will Be Issued. Shares of
the Company's Stock will be made available for purchase by:

     - the Company's existing shareholders who are active retailers doing business with the Roundy's
          Cooperative ("Retailers");

     -    new Retailers; and

     - employees of Roundy's, Inc. ("Employees"), upon the recommendation of the Chief Executive Officer and the approval of the Board of Directors or the Compensation
          Committee of the Board.

     Stock will not be made available to "inactive"retailers, even if they have not yet tendered their stock for repurchase pursuant to the inactive shareholder repurchase policy.

     (2) Times at Which Stock Will Be Made Available for Purchase.
Stock will be made available for purchase by eligible purchasers during three (3) "window" periods each year -- after the first, second and third fiscal quarters of the Company consisting of the last two weeks of May, August and November, respectively. These "window" periods are subject to closure or modification by management or the Board of Directors if, in the best judgment of management or the Board, it would be inappropriate for the Company to be engaged in the purchase or sale of its shares at such time.
Eligible purchasers wishing to purchase shares during any such "window" period must deliver to the Company, within such "window" period, a signed subscription agreement, in the form specified by the Company, along with full payment of the subscription price of the shares.

     (3) Price at Which Shares Will Be Issued. When issued pursuant to this policy, shares will be issued at a price equal to their book value as of the preceding fiscal year end.

     (4) Number of Shares Which Any Purchaser Shall Be
Eligible to Purchase. The terms set out in this Paragraph 4 are subject at all times to the restrictions and limitations with respect to timing of purchases as set out in Section
(2) above.

         (i) Retailers. The number of shares a Retailer will be eligible to purchase will depend in part on the number of shares already held by such Retailer relative to the number of shares which such Retailer would be expected to hold under Roundy's "Buying Deposit" policy. Roundy's encourages each of its Retailers to purchase and hold shares of the Company's Stock having a total "book value" equal to not less than twice the average amount of such Retailer's weekly purchases from Roundy's. This amount is referred to as the Retailer's "Buying Deposit." These shares are pledged to Roundy's to secure the Retailer's accounts receivable due Roundy's, as well as any other indebtedness of
                            A-14


the Retailer to Roundy's. The excess (if any) of a Retailer's Buying Deposit over the number of shares of Stock which such Retailer holds at any time is referred to herein as such Retailer's "Buying Deposit Deficit." For purposes of this policy, each Retailer's Buying Deposit Deficit will be predetermined as of the first day of each of the Company's fiscal years, based on purchases by such Retailer during the immediately preceding fiscal year.

          (A)  Current Active Retailers Which Have a Buying Deposit
               Deficit. Existing active Retailers which have a Buying Deposit Deficit (other than an "Incremental
               Buying Deposit Deficit" or an "Initial Buying Deposit
               Deficit" as defined in Paragraphs (B) and (C) below) referred to herein in as a "Regular Buying Deposit
               Deficit") will be entitled to purchase, in each "window" period described in Section (2) above, shares equal to five percent (5%) of their Regular Buying
               Deposit Deficit.

          (B)  Current Active Retailers Which Create Or Increase
               Their Buying Deposit Deficit Through Expansion Or
               Addition Of New Store Facilities.  In the case of a
               Retailer which expands its store facilities or adds new facilities, and thereby creates a Buying Deposit
               Deficit or increases its Buying Deposit Deficit over its Regular Buying Deposit Deficit (referred to herein as an "Incremental Buying Deposit Deficit"), such Retailer will be entitled to purchase (in addition to shares which may be purchased under the preceding Paragraph (A) shares up to but not greater than fifty percent (50%) of its Incremental Buying
               Deposit Deficit, but only if such shares are purchased in the first "window" period, as described in Section (2) above, following the date on which the new or expanded store facility first opens, or in the immediately following "window" period (unless the Company does not authorize the sale of its shares during either of such "window" periods, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares). The remainder of such Retailer's
               Incremental Buying Deposit Deficit will become part of its Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph (A) above.

               Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds
               (other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares up to fifty percent of the Incremental Buying Deposit Deficit as described above. In that event, all of such Retailer's
               Incremental Buying Deposit Deficit will become part of its Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph (A) above.


                            A-15


          (C) New Retailers. New Retailers (those who do not, as of January 1, 1994, do business with the Roundy's
               Cooperative, either directly or through an affiliated entity) will be eligible to purchase, in each "window" period described in Section (2) above, shares equal to 10% of their Buying Deposit at the level at which it is initially established ("Initial Buying
               Deposit"). If such Retailer's Buying Deposit Deficit increases in any subsequent fiscal year to a level greater than its Initial Buying Deposit Deficit, such increase will constitute a Regular Buying Deposit
               Deficit, and will be subject to the provisions of Paragraph (A), above.

          (D) Retailers With No Buying Deposit Deficit. A Retailer which has no Regular Buying Deposit Deficit and no Incremental Buying Deposit Deficit, and which is not a new Retailer eligible to purchase shares equal to its Initial Buying Deposit under the preceding
               Paragraph (C), will be eligible to purchase in each year shares having a total book value equal to five percent (5%) of its Buying Deposit (as such Buying
               Deposit is determined as of the first day of each fiscal year); provided that such shares must be purchased in the first "window" period of each fiscal year (unless the Company does not authorize the sale of its shares during such "window" period, under Section (2) above, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares).

               Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds
               (other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares if it has no Regular
               Buying Deposit Deficit, Incremental Buying Deposit
               Deficit, or Initial Buying Deposit Deficit.

          (E) Closed Window Periods. Except as expressly provided otherwise in Paragraphs (B) and (D) above, shares which any Retailer would have been entitled to purchase pursuant to this subsection (4)(I) in any "window" period, but for the fact that such "window" period was closed pursuant to Section (2) above, shall not increase the number of shares which such Retailer shall be entitled to purchase in any subsequent "window" period or at any other time.

     (ii) Inactive Retailer-Shareholders. Inactive Retailers will not be permitted to acquire any additional shares.

     (iii) Employees. An Employee may purchase shares in such amount as may be authorized by the Board of Directors or the Compensation Committee of the Board, upon the recommendation of the Chief Executive Officer; provided, that any employee desiring to purchase shares shall advise the Company of his or her desire to do so prior to the end of the first fiscal quarter of any year, and, if approval for the purchase of such shares is granted, such shares shall be purchased in three approximately equal installments in each of the three
               "window" periods occurring during such year.

          (5)  Discretion Of The Board To Deviate From Or Modify The
               Policy. The Board of Directors of the Company at all times retains the discretion to alter, suspend, or deviate from the above policy, in its discretion, to the extent that it determines such action to be appropriate. However, it is not anticipated that any such deviations from, modifications to, or suspensions of this policy will be made except in the case of significant transactions or events outside the ordinary course of the Company's business.

          (6) Effective Date. These policies will be effective commencing January 1, 1994, except that Section (2) hereof, as revised, will be effective as of January 1, 1995.



                            A-17

                           PART II

         INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 15.  Indemnification of Directors and Officers.

     Article VIII of Roundy's By-Laws provides for indemnification by Roundy's of its Directors and Officers against liabilities incurred in their capacities as such.
The following summary is subject to the specific provisions of said Article VIII and the capitalized terms used therein are specifically defined in said Article VIII:

          Generally, Article VIII of Roundy's By-Laws requires Roundy's to indemnify a Director or Officer for all Liability and Expenses arising out of any claim made against such person or in a Proceeding in which such person was a Party, unless such Liability results from the person's Breach of Duty (which generally includes a willful failure to deal fairly with Roundy's or its stockholders while subject to a conflict of interest; a transaction from which the Director or Officer derived improper personal profit; a knowing violation of criminal law; willful misconduct; or intentional or reckless statements or omissions regarding matters under Board consideration).
     Indemnification includes the reimbursement or advancement or expenses. Article VIII sets forth specific procedures for requesting indemnification and for determining whether indemnification is proper.
     Article VIII provides that it is not the exclusive source for rights of an Officer or Director to indemnification.

Management believes that Roundy's policy with respect to indemnification as expressed in Article VIII of the By-Laws is consistent with application provisions of the Wisconsin
Business Corporation Law respecting indemnification of Directors and Officers.

Item 16.  Exhibits.

     The following exhibits are filed as part of the Registration Statement or, where so indicated, have previously been filed with the Commission by Registrant and are incorporated herein by reference.

3.1 Articles of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit
     4.1 of Registrant's Registration Statement on Form S-2
     (File No. 2-94485), dated December 5, 1984.

3.2 By-Laws of the Company, as amended December 9, 1986, incorporated herein by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K for fiscal year ended January 3, 1987, filed with the Commission on April 3, 1987, Commission File No. 2-66296.

3.3 1988-1 By-Law Amendments, incorporated herein by reference to Exhibit 3.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1988, filed with the Commission on April 1, 1988, Commission
     File No. 2-66296.

3.4 Amendment of By-Law Section 5.01, incorporated herein by reference to Exhibit 3.4 of Registrant's Annual
     Report on Form 10-K for the fiscal year ended December
     30, 1989, filed with the Commission on March 30, 1990,
     Commission File No. 2-66296.

3.5 Amendment of By-Law Sections 7.10, 7.11 and 7.12, incorporated herein by reference to Exhibit 3.5 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 1990, filed with the Commission on March 28, 1991, Commission File No. 2-66296.

3.6 Amendment to By-Laws Relating to Number of Directors, adopted April 12, 1995. Incorporated herein by reference to Exhibit 3.6 of Registrant's Registration
     Statement on Form S-2 (File No. 33-57505), dated May 1,
     1995.

4.1  Policy Relating to Redemption of Stock by Inactive
     Customer Shareholders and Former Employees.  FILED
     HEREWITH (included as Exhibit D to the Prospectus which forms a part of this Registration Statement).

4.2  Note Agreement dated December 15, 1991 (effective
     December 30, 1991), between Roundy's, Inc. and
     Massachusetts Mutual Life Insurance Company and United of Omaha Life Insurance Company, incorporated herein by reference to Exhibit 4.9 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1991, filed with the Commission on March 26, 1992,
     Commission File No. 2-66296.

4.3  Note Agreement dated December 15, 1992 between
     Roundy's, Inc. and Connecticut Mutual Life Insurance
     Company, The Ohio National Life Insurance Company,
     Provident Mutual Life Insurance Company of
     Philadelphia, Providentmutual Life and Annuity Company of America, Guarantee Mutual Life Company, Woodmen
     Accident and Life Company and United of Omaha Life
     Insurance Company, incorporated herein by reference to
     Exhibit 4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March 30, 1993, Commission File No. 2-
     66296.

4.4  Policy Regarding Issuance and Sales of Roundy's, Inc.
     Stock.
     FILED HEREWITH (included as Exhibit E to the Prospectus which forms a part of this Registration Statement).

4.5  Note Agreement dated December 22, 1993 (effective
     December 22, 1993), between Roundy's, Inc. and The
     Variable Annuity Life Insurance Company, The Life
     Insurance Company of Virginia, Phoenix Home Life Mutual
     Insurance Company, Phoenix American Life Insurance
     Company, Washington National Insurance Company, and TMG
     Life Insurance Company, incorporated herein by reference to Exhibit 4.14 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 1994, filed with the Commission on March 31, 1994, Commission
     File No. 2-66296.

4.6  Form of Subscription Agreement
     FILED HEREWITH (included as Exhibit A to the Prospectus which forms a part of this Registration Statement).

4.7  Form of Buying Deposit Agreement
     FILED HEREWITH (included as Exhibit B to the Prospectus which forms a part of this Registration Statement).

                            II-2

4.8  Article V of Registrant's By-Laws "Fiscal Year
     Accounting and Patronage Rebates," as amended on December 12, 1989.
     FILED HEREWITH (included as Exhibit C to the Prospectus which forms a part of this Registration Statement).

4.9 First Amendment dated May 1, 1996 to Note Agreements dated December 15, 1991 and Note Agreements dated
     December 15, 1992 and Note Agreements dated December
     22, 1993, incorporated herein by reference to Exhibit
     4.16 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.10 Note Agreement dated May 15, 1996 between Roundy's,
     Inc. and The Ohio National Life Insurance, Phoenix
     American Life Insurance Company, Provident Mutual Life
     Insurance, Providentmutual Life and Annuity Company of
     America, United of Omaha Life Insurance Company, John
     Alden Life Insurance Company, Oxford Life Insurance
     Company, The Security Mutual Life Insurance Company of
     Lincoln, Nebraska and Woodman Accident and Life
     Company, incorporated herein by reference to Exhibit
     4.17 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.11 Credit Agreement dated December 13, 1996, between
     Roundy's, Inc. and PNC Bank, NA (as agent), incorporated herein by reference to Exhibit 4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, filed with the Commission on March 26, 1997, Commission File No. 33-57505.

5.1 Opinion of Whyte Hirschboeck Dudek S.C. as to legality of issuance of securities, incorporated herein by reference to Exhibit 5.1 of Registrant's Registration
     Statement on Form S-2 (File No. 33-57505), dated May 1,
     1995.

9    Amended and Restated Voting Trust Agreement dated
     September 16, 1983, incorporated herein by reference to
     Exhibit 9 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1983, filed with the Commission on March 30, 1984, Commission File No. 2-
     66296.

9(a) Amendments No. 1 and 2, dated April 8, 1986 to Amended and Restated Voting Trust Agreement, incorporated herein by reference to Exhibit 9(a) of Registrant's
     Registration Statement on Form S-2 (File No. 2-66296), dated April 29, 1986.

9(b) Amendment No. 1987-1 to Amended and Restated Voting
     Trust Agreement, incorporated herein by reference to
     Exhibit 9(b) of Registrant's Registration Statement on
     Form S-2 (File No. 2-66296), dated April 29, 1987.

9(c) Amendment 1995-1 to the Roundy's, Inc. Voting Trust
     Agreement, incorporated herein by reference to Exhibit
     9(c) of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated May 1, 1995.

9(d) Amendment 1995-2 to the Roundy's, Inc. Voting Trust
     Agreement, incorporated herein by reference to Exhibit
     9(d) of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated April 26, 1996.

                            II-3

10.1 Deferred Compensation Agreement plan between the
     Registrant and certain executive officers including
     Messrs. Lestina, Ranus, Sullivan, Schmitt and Beketic.
     FILE HEREWITH.

10.2 Directors and Officers Liability and Corporation
     Reimbursement Policy issued by American Casualty
     Company of Reading, Pennsylvania (CNA Insurance
     Companies) as of June 13, 1986, incorporated herein by reference to Exhibit 10.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1987, filed with the Commission on April 3, 1987, Commission
     File No. 2-66296.

10.2(a)Declarations page for renewal through November 1, 1997 of Directors and Officers Liability and
     Corporation Reimbursement Policy incorporated herein by reference to Exhibit 10.2(a) of Registrant's Annual
     Report on Form 10-K for the fiscal year ended December
     28, 1996, filed with the Commission on March 26, 1997,
     Commission File No. 33-57505.

10.3 1991 Stock Incentive Plan, revised February 9, 1993, incorporated herein by reference to Exhibit 10.6 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March 30, 1993, Commission File No. 2-66296.

10.4 Severance and Non-Competition Agreement between the
     Registrant and Gerald F. Lestina, incorporated herein by reference to Exhibit 10.4 of Registrant's Annual
     Report on Form 10-K for the fiscal year ended December
     30, 1995, filed with the Commission on March 28, 1996,
     Commission File No. 33-57505.

10.5 Roundy's, Inc. Deferred Compensation Plan, effective
     March 19, 1996, incorporated herein by reference to
     Exhibit 10.5 of Registrant's Registration Statement on
     Form S-2 (File No. 33-57505), dated April 26, 1996.

23.1 Consent of Deloitte & Touche LLP.
     FILED HEREWITH.

24.1 Powers of Attorney of Certain Officers and Directors of
     Registrant
     FILED HEREWITH (included as part of Signature Page).

27.1 Financial Data Schedule
     FILED HEREWITH.


                            II-4


Item 17.  Undertakings.

(a)  Rule 415 Offering.  The undersigned registrant hereby undertakes

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities
     Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Incorporated Annual and Quarterly Reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange
     Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
                            II-5


(h)  Request for Acceleration of Effective Date or Filing of
     Registration Statement on Form S-8. The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                            II-6
                         SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Pewaukee, State of Wisconsin, on April 24, 1997.


                              ROUNDY'S, INC.


                              By ROBERT D. RANUS
                                 -----------------------
                                 Robert D. Ranus
                                 Vice President and
                                 Chief Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D.
Ranus, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Post-Effective Amendment No. 2 to
Registration Statement has been signed this 24th day of April, 1997 by the following persons in the capacities indicated:




    Signature                             Title
--------------------             -------------------------




GERALD F. LESTINA                 Director, President and
-----------------                 Chief Executive Officer
Gerald F. Lestina




ROBERT D. RANUS                   Director, Vice President and
________________                  Chief Financial Officer
Robert D. Ranus                   and Principal Accounting Officer





    Signature                           Title
-------------------              ----------------------------




ROBERT E. BARTELS                            Director
--------------------
Robert E. Bartels



CHARLES R. BONSON                            Director
____________________
Charles R. Bonson



LLOYD E. COPPERMSMITH                        Director
---------------------
Lloyd E. Coppersmith



GARY N. GUNDLACH                             Director
---------------------
Gary N. Gundlach



GEORGE C. KAISER                             Director
---------------------
George C. Kaiser



HENRY KARBINER, JR.                          Director
---------------------
Henry Karbiner, Jr.



GERALD F. LESTINA                            Director
---------------------
Gerald F. Lestina



PATRICK D. MCADAMS                           Director
---------------------
Patrick D. McAdams



ROBERT D. RANUS                              Director
---------------------
Robert D. Ranus



BRENTON H. RUPPLE                            Director
---------------------
Brenton H. Rupple



                       ROUNDY'S, INC.

                          FORM S-2
                   REGISTRATION STATEMENT
              UNDER THE SECURITIES ACT OF 1933

                      INDEX TO EXHIBITS

Exhibit       Description and Incorporation by Reference

3.1 Articles of Incorporation of the Registrant, as amended, incorporated herein by reference to Exhibit
     4.1 of Registrant's Registration Statement on Form S-2
     (File No. 2-94485), dated December 5, 1984.

3.2 By-Laws of the Company, as amended December 9, 1986, incorporated herein by reference to Exhibit 3.2 of Registrant's Annual Report on Form 10-K for fiscal year ended January 3, 1987, filed with the Commission on April 3, 1987, Commission File No. 2-66296.

3.3 1988-1 By-Law Amendments, incorporated herein by reference to Exhibit 3.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1988, filed with the Commission on April 1, 1988, Commission
     File No. 2-66296.

3.4 Amendment of By-Law Section 5.01, incorporated herein by reference to Exhibit 3.4 of Registrant's Annual
     Report on Form 10-K for the fiscal year ended December
     30, 1989, filed with the Commission on March 30, 1990,
     Commission File No. 2-66296.

3.5 Amendment of By-Law Sections 7.10, 7.11 and 7.12, incorporated herein by reference to Exhibit 3.5 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 1990, filed with the Commission on March 28, 1991, Commission File No. 2-66296.

3.6 Amendment to By-Laws Relating to Number of Directors, adopted April 12, 1995, incorporated herein by reference to Exhibit 3.6 of Registrant's Registration
     Statement on Form S-2 (File No. 33-57505), dated May 1,
     1995.

4.1  Policy Relating to Redemption of Stock by Inactive
     Customer Shareholders and Former Employees.  FILED
     HEREWITH (included as Exhibit D to the Prospectus which forms a part of this Registration Statement).

4.2  Note Agreement dated December 15, 1991 (effective
     December 30, 1991), between Roundy's, Inc. and
     Massachusetts Mutual Life Insurance Company and United of Omaha Life Insurance Company, incorporated herein by reference to Exhibit 4.9 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1991, filed with the Commission on March 26, 1992,
     Commission File No. 2-66296.

4.3  Note Agreement dated December 15, 1992 between
     Roundy's, Inc. and Connecticut Mutual Life Insurance
     Company, The Ohio National Life Insurance Company,
     Provident Mutual Life Insurance Company of
     Philadelphia, Providentmutual Life and Annuity Company of America, Guarantee Mutual Life Company, Woodmen
     Accident and Life Company and United of Omaha Life
     Insurance Company, incorporated herein by reference to
     Exhibit 4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March 30, 1993, Commission File No. 2-
     66296.

4.4  Policy Regarding Issuance and Sales of Roundy's, Inc.
     Stock.
     FILED HEREWITH (included as Exhibit E to the Prospectus which forms a part of this Registration Statement).

4.5  Note Agreement dated December 22, 1993 (effective
     December 22, 1993), between Roundy's, Inc. and The
     Variable Annuity Life Insurance Company, The Life
     Insurance Company of Virginia, Phoenix Home Life Mutual
     Insurance Company, Phoenix American Life Insurance
     Company, Washington National Insurance Company, and TMG
     Life Insurance Company, incorporated herein by reference to Exhibit 4.14 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 1, 1994, filed with the Commission on March 31, 1994, Commission
     File No. 2-66296.

4.6  Form of Subscription Agreement
     FILED HEREWITH (included as Exhibit A to the Prospectus which forms a part of this Registration Statement).

4.7  Form of Buying Deposit Agreement
     FILED HEREWITH (included as Exhibit B to the Prospectus which forms a part of this Registration Statement).

4.8  Article V of Registrant's By-Laws "Fiscal Year
     Accounting and Patronage Rebates," as amended on December 12, 1989.
     FILED HEREWITH (included as Exhibit C to the Prospectus which forms a part of this Registration Statement).

4.9 First Amendment dated May 1, 1996 to Note Agreements dated December 15, 1991 and Note Agreements dated
     December 15, 1992 and Note Agreements dated December
     22, 1993, incorporated herein by reference to Exhibit
     4.16 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.10 Note Agreement dated May 15, 1996 between Roundy's,
     Inc. and The Ohio National Life Insurance, Phoenix
     American Life Insurance Company, Provident Mutual Life
     Insurance, Providentmutual Life and Annuity Company of
     America, United of Omaha Life Insurance Company, John
     Alden Life Insurance Company, Oxford Life Insurance
     Company, The Security Mutual Life Insurance Company of
     Lincoln, Nebraska and Woodman Accident and Life
     Company, incorporated herein by reference to Exhibit
     4.17 of Registrant's Form 10-Q for the quarterly period ended June 29, 1996, filed with the Commission on August 13, 1996, Commission File No. 33-57505.

4.11 Credit Agreement dated December 13, 1996, between
     Roundy's, Inc. and PNC Bank, NA (as agent), incorporated herein by reference to Exhibit 4.11 of Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, filed with the Commission on March 26, 1997, Commission File No. 33-57505.

5.1 Opinion of Whyte Hirschboeck Dudek S.C. as to legality of issuance of securities, incorporated herein by reference to Exhibit 5.1 of Registrant's Registration
     Statement on Form S-2 (File No. 33-57505), dated May 1,
     1995.

9    Amended and Restated Voting Trust Agreement dated
     September 16, 1983, incorporated herein by reference to
     Exhibit 9 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1983, filed with the Commission on March 30, 1984, Commission File No. 2-
     66296.

9(a) Amendments No. 1 and 2, dated April 8, 1986 to Amended and Restated Voting Trust Agreement, incorporated herein by reference to Exhibit 9(a) of Registrant's
     Registration Statement on Form S-2 (File No. 2-66296), dated April 29, 1986.

9(b) Amendment No. 1987-1 to Amended and Restated Voting
     Trust Agreement, incorporated herein by reference to
     Exhibit 9(b) of Registrant's Registration Statement on
     Form S-2 (File No. 2-66296), dated April 29, 1987.

9(c) Amendment 1995-1 to the Roundy's, Inc. Voting Trust
     Agreement, incorporated herein by reference to Exhibit
     9(c) of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated May 1, 1995.

9(d) Amendment 1995-2 to the Roundy's, Inc. Voting Trust
     Agreement, incorporated herein by reference to Exhibit
     9(d) of Registrant's Registration Statement on Form S-2
     (File No. 33-57505), dated April 26, 1996.

10.1 Deferred Compensation Agreement plan between the
     Registrant and certain executive officers including
     Messrs. Lestina, Ranus, Sullivan, Schmitt and Beketic.
     FILED HEREWITH.

10.2 Directors and Officers Liability and Corporation
     Reimbursement Policy issued by American Casualty
     Company of Reading, Pennsylvania (CNA Insurance
     Companies) as of June 13, 1986, incorporated herein by reference to Exhibit 10.3 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1987, filed with the Commission on April 3, 1987, Commission
     File No. 2-66296.

10.2(a)Declarations page for renewal through November 1, 1997 of Directors and Officers Liability and
     Corporation Reimbursement Policy, incorporated herein by reference to Exhibit 10.2(a) of Registrant's Annual
     Report on Form 10-K for the fiscal year ended December
     28, 1996, filed with the Commission on March 26, 1997,
     Commission File No. 33-57505.

10.3 1991 Stock Incentive Plan, revised February 9, 1993, incorporated herein by reference to Exhibit 10.6 of Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1993, filed with the Commission on March 30, 1993, Commission File No. 2-66296.

10.4 Severance and Non-Competition Agreement between the
     Registrant and Gerald F. Lestina, incorporated herein by reference to Exhibit 10.4 of Registrant's Annual
     Report on Form 10-K for the fiscal year ended December
     30, 1995, filed with the Commission on March 28, 1996,
     Commission File No. 33-57505.

10.5 Roundy's, Inc. Deferred Compensation Plan, effective
     March 19, 1996, incorporated herein by reference to
     Exhibit 10.5 of Registrant's Registration Statement on
     Form S-2 (File No. 33-57505), dated April 26, 1996.

23.1 Consent of Deloitte & Touche LLP.
     FILED HEREWITH.

24.1 Powers of Attorney of Certain Officers and Directors of
     Registrant
     FILED HEREWITH (included as part of Signature Page).


27.1 Financial Data Schedule
     FILED HEREWITH.





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